As filed with SEC on ______________, 2004, File No. _____________


                         SECURITIES EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission file number 000-50099

                                 IMAGING3, INC.
                               ------------------
             (Exact name of registrant as specified in its charter)

CALIFORNIA                              3844                     95-4451059
----------                              ----                     ----------
(State of Incorporation)    (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)     Identification No.)

                    3200 W. Vahalla Drive, Burbank, CA 91505
                  ---------------------------------------------
               (Address of principal executive offices) (Zip Code)

         DEAN JANES, PRESIDENT, 3200 W. Vahalla Drive, Burbank, CA 91505
                                 (818) 260-0930
         ----------------------------------------------------------------
                         (Agent for Service of Process)

                       Copy to: Michael A. Littman, Esq.
                               7609 Ralston Road
                                Arvada, CO 80002


     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering /__/.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering /__/.

     If this form is a post-effective registration statement filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering /__/.

     If delivery of the prospectus is expected to be made pursuant to Rule 434; please check the following box /__/.

                             Pages 1 of ______ pages

                       Exhibit Index Begins on Page _____

                                          Calculation of Registration Fee

Title of each            Proposed                Proposed                Proposed                 Amount of
class of                 Amount of               maximum                 maximum                  registration fee
securities to be         shares to be            offering price          aggregate
registered               registered              per share(2)            offering price
--------------------------------------------------------------------------------------------------------------------
Common
Stock(1)                 70,000,000              $0.025                  $1,750,000                  455


=======================  ======================= ======================= =======================  ======================
Total                    70,000,000              $0.025                  $1,750,000                  455
=======================  ======================= ======================= =======================  ======================

(1)  Common Stock
(2)  Estimated pursuant to Rule 474


                              CROSS REFERENCE SHEET

     Pursuant to Item 501(b) of Regulation S-K and Rule 404(a) the following cross-reference sheet shows the location in the prospectus of the information required to be included in response to Items of Form SB-2.

                                     PART I
                  ITEM                                        LOCATION

Item 1            Forepart of Registration                    Forepart of Registration
                  Statement and Outside Front Cover           Statement and Outside Front
                  Page of Prospectus                          Cover Page of Prospectus

Item 2            Inside Front and Outside Back               Inside Front and Outside Back
                  Cover Pages of Prospectus                   Cover Pages of Prospectus

Item 3            Summary Information, Risk Factors           Summary, Risk Factors
                  and Ratio of Earnings to Fixed
                  Charges

Item 4            Use of Proceeds                             Use of Proceeds

Item 5            Determination of Offering Price             Determination of Offering Price


                                       2

Item 6            Dilution                                    Not Applicable

Item 7            Selling Security Holders                    Selling Security Holders

Item 8            Plan of Distribution                        Plan of Distribution

Item 9            Legal Proceedings                           Legal Matters

Item 10           Directors, Executive Officers,              Directors, Executive Officers,
                  Promoters and Control Persons               Promoters and Control Persons

Item 11           Security Ownership of Certain               Security Ownership of Certain
                  Beneficial Ownership and                    Beneficial Ownership and
                  Management                                  Management

Item 12           Description of Securities                   Description of Securities

Item 13           Interest of Named Experts and               Experts
                  Counsel

Item 14           Disclosure of Commission Position           Management - Indemnification of
                  on Indemnification For Securities           Officers and Directors
                  Act Liabilities

Item 15           Organization within Last Five               Business History
                  Years

Item 16           Description of Business                     Business History

Item 17           Management Discussion and                   Management Discussion and
                  Analysis of Operations                      Analysis of Operations

Item 18           Description of Property                     Business History

Item 19           Certain Relationships and Related           Relationships and
                  Party Transactions                          Related Party Transactions

Item 20           Market for Common Equity and                Price Range of Our Common Stock
                  Related Stockholder Matters                 & Stockholder Matters

Item 21           Executive Compensation                      Executive Compensation

Item 22           Financial Statements                        Financial Statements

Item 23           Changes In and Disagreements                Changes In and Disagreements
                  With Accountants                            With Accountants


                                       3

                                     PART II

Item 24           Indemnification of Officers and             Indemnification
                  Directors

Item 25           Other Expenses of Issuance and              Other Expenses of Offering
                  Distribution                                Registration and Distribution

Item 26           Recent Sales of Unregistered                Recent Sales of Unregistered
                  Securities                                  Securities

Item 27           Exhibits, Financial Statements              Exhibits, Financial Statements
                  and Schedules                               and Schedules

Item 28           Undertakings                                Undertakings

Item 29           Financial Statements and Schedules          Financial Statements and Schedules


                                  IMAGING3, INC.

                        70,000,000 shares of common stock

     We have developed a proprietary medical technology (U.S. Patent #6,754,297) that produces 3D medical diagnostic images in real time. Healthcare workers using our devices are able to instantly view 3D, high-resolu- tion images of virtually any part of the human body.

     We are registering 70,000,000 shares of common stock, any and all of which may be sold by our selling shareholders.

     WE URGE YOU TO READ THE RISK FACTORS BEGINNING ON PAGE 9 ALONG WITH THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Our offering is not being underwritten. Our shareholders are offering shares of common stock owned by them to purchasers directly, or through agents, brokers or dealers at market or negotiated prices. (See "Plan of Distribution"). Our selling shareholders' shares registered under this prospectus may be sold over an extended period of time, on a delayed or continuous basis.

     Our common stock is not currently trading in any name. We plan to concurrently submit a 15c211 application through a broker-dealer to obtain trad-ing approval on the OTC Bulletin Board operated by the NASD.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                           7
Summary of Financial Information                                             8
Risk Factors                                                                14
Risks Relating to Medical Imaging Industry                                  14
Other Risks                                                                 18
Marketing & Sales Plan                                                      24
Price Range of our common stock & stockholder matters                       26
Management's Discussion and Analysis of Financial                           27
         Condition and Results of Operations
Capitalization                                                              31
Management                                                                  31
Security Ownership of Principal Owners and Management                       36
Relationships and Related Transactions                                      38
Changes In and Disagreements with Accountants                               38
Description of Securities                                                   38
Transfer Agent and Registrar                                                39
Limitations on Directors Liability                                          39
Plan of Distribution                                                        40
Selling Stockholders                                                        41
Experts                                                                     53
Where You Can Find More Information                                         53
Index to Exhibits                                                           65
Signatures                                                                  66

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS SIGNIFICANT ASPECTS OF OUR BUSINESS AND THIS OFFERING, BUT YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. WHEN WE REFER TO OUR COMPANY IN THIS PROSPECTUS, WE REFER TO US AND OUR SUBSIDIARIES, AS A COMBINED ENTITY, EXCEPT WHERE WE INDICATE OTHERWISE. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

                                 IMAGING3, INC.

     Dean James founded our company as Imaging Services, Inc. on October 29, 1993. Our business initially was a low cost, third party service alternative for Orthopedic Equipment Company Medical Systems ("OEC") equipment.

     Dean Janes, President and founder, using ideas he had been working on for several years, invented our 3D Technology. Our patent search was completed in June of 2002, and our patent was filed on August 27, 2002. Patent #6,754,297 was was issued by the U.S. Patent and Trademark Office on June 23, 2004. Dean Janes has been in the Medical Imaging field for 19 years having experience with Kaiser Hospitals, OEC Medical Systems, Toshiba Medical Systems, Center for Health Resources and Imaging Services, Inc. He has extensive experience in medical imaging completing projects for NASA, UC Davis, UC Berkley, UC Irvine, Harvard Medical School and Baylor University. Mr. Janes' past experience and his own personal experience led him to develop the idea of 3D Imaging in real-time.

     We have developed a proprietary medical technology that is designed to produce 3D medical diagnostic images in real time. Healthcare workers using Imaging3 devices will be able to instantly view 3D, high-resolution images of virtually any part of the human body. We have spent approximately $250,000 in each of the last two years on research and development of our products. No costs of research and development have been borne by our customers.

     Our new products require FDA approval, which has not yet been applied for. The primary governmental regulation area is FDA approval. If this FDA approval is not achieved, we would not have a product to sell, and we could not continue in the new product business we are pursuing.

     We believe we can achieve FDA approval, because our product is not invasive of the human body and uses approved and accepted imaging technology to which we have added mechanical and software enhancements.


                              SELLING SHAREHOLDERS

     Our selling shareholders are offering up to 70,000,000 common shares for sale, which they previously purchased, or were granted. (See "Selling Share-holders" and "Plan of Distribution.")

     Shares are being registered for a total of 165 shareholders -- who paid $0.025 per share for 70,000,000 shares for total cash consideration of $1,750,000.

     All the purchases occurred within the last three (3) years.

                                  THE OFFERING

     Our selling shareholders propose to offer 70,000,000 shares of our common stock at the market prices, continuously, upon effectiveness of the Registration Statement in the event the Company is approved for trading in any venue. (See "Plan of Distribution" for information concerning the offering.)

                    NET PROCEEDS TO THE SELLING SHAREHOLDERS


Common stock offered
by our selling shareholders                70,000,000

Common stock outstanding now               168,400,000

Use of Proceeds                            We will not receive any proceeds
                                           from the sale of shares of common
                                           stock by our selling stockholders.

OTC Bulletin Board Symbol                  Subject to NASD OTCBB approval


                          SUMMARY FINANCIAL INFORMATION

     The summary financial information presented below as of December 31, 2003 and 2002 was derived from our audited financial statements appearing elsewhere in this prospectus. In the opinion of management the financial information for the year ended December 31, 2003, contain all adjustments, consisting only of normal recurring accruals necessary for the fair presentation of the results of operations and financial position for that period. You should read this summary financial information in conjunction with our plan of operation, financial state -ments and related notes to the financial statements, each appearing elsewhere in our prospectus.

     Financial information for the year ended December 31, 2003 as compared to the year ended December 31, 2002.


                                                 IMAGING3, INC.
                                       (FORMERLY, IMAGING SERVICES, INC.)
                                                  BALANCE SHEET
                                                DECEMBER 31, 2003


                                                     ASSETS
          CURRENT ASSETS:
                    Cash & cash equivalents                                                    $          8,874
                    Accounts receivable, net                                                            103,858
                    Inventory                                                                           636,480
                    Prepaid expenses                                                                     24,627
                    Due from officer                                                                     35,865
                                                                                                 ---------------
                                 Total current assets                                                   809,704

          PROPERTY AND EQUIPMENT, net                                                                    66,136

          OTHER ASSETS:
                                                                                                 ---------------
                    Deposits                                                                             17,619

                                                                                               $        893,459
                                                                                                 ===============

                                      LIABILITIES AND STOCKHOLDERS' DEFICIT

          CURRENT LIABILITIES:
                    Accounts payable                                                           $      1,175,535
                    Accrued expenses                                                                    136,154
                    Equipment deposits                                                                  597,882
                    Due to former shareholder                                                            40,000
                    Notes payable-current                                                                23,742
                    Line of credit                                                                       14,447
                                                                                                 ---------------
                                 Total current liabilities                                            1,987,760

          Notes payable - long term                                                                     102,142

          COMMITMENTS & CONTINGENCIES

          STOCKHOLDERS' DEFICIT
                    Common stock, no par value; authorized shares 500,000,000;
                    issued and outstanding 119,212,800 shares                                           718,695
                    Shares to be issued                                                                 180,700
                    Accumulated deficit                                                              (2,095,839)
                                                                                                 ---------------
                                 Total stockholders' deficit                                         (1,196,444)
                                                                                                 ---------------
                                                                                               $        893,459


                                         IMAGING3, INC.
                                    STATEMENTS OF OPERATIONS
                         FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                                            2003                2002
                                                                       ----------------    ---------------

Net revenue                                                          $       1,302,685   $      1,951,059

Cost of revenue                                                                715,659          1,171,643
                                                                       ----------------    ---------------
Gross profit                                                                   587,026            779,416

Operating expenses                                                           1,763,340          1,325,656
                                                                       ----------------    ---------------
Loss from Operations                                                        (1,176,315)          (546,240)

Non-Operating Income (expense):
         Other income                                                            2,698              7,745
         Interest income                                                         1,276              1,131
         Insurance claim on fire loss                                                -            190,171
         Interest expense                                                      (52,465)           (97,764)
                                                                       ----------------    ---------------
                  Total non-operating income (expense)                         (48,491)           101,283
                                                                       ----------------    ---------------
Loss before income tax                                                      (1,224,806)          (444,957)

Provision for income taxes                                                         800                800
                                                                       ----------------    ---------------
Net loss                                                             $      (1,225,606)  $       (445,757)
                                                                       ================    ===============
Basic and diluted weighted average shares outstanding                      105,407,205         92,257,232
                                                                       ================    ===============

Basic and diluted net loss per share                                 $           (0.01)  $          (0.00)
                                                                       ================    ===============


                                 IMAGING3, INC.

                          INTERIM FINANCIAL INFORMATION
             FOR THREE MONTH PERIODS ENDED MARCH 31, 2004 AND 2003


                                BALANCE SHEET AT
                                 MARCH 31, 2004
                                   (UNAUDITED)

                                     ASSETS
CURRENT ASSETS:
       Cash & cash equivalents                                                  $           98,134
       Accounts receivable                                                                  40,553
       Inventory                                                                           682,814
       Prepaid expenses                                                                     17,321
       Due from officer                                                                    108,572
                      Total current assets                                                 947,394

PROPERTY AND EQUIPMENT, net                                                                 62,830

OTHER ASSETS:
       Deposits                                                                             14,196
                                                                                  -----------------
                                                                                $        1,024,420
                                                                                  =================

                      LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
       Accounts payable                                                         $        1,235,740
       Accrued expenses                                                                    171,406
       Equipment deposits                                                                  707,707
       Due to former shareholder                                                            40,000
       Notes payable-current                                                                22,276
       Line of credit                                                                        6,457
                      Total current liabilities                                          2,183,586
                                                                                  -----------------
Notes payable - long term                                                                   95,373

COMMITMENTS & CONTINGENCIES

STOCKHOLDERS' DEFICIT
       Common stock, no par value; authorized shares 500,000,000;
       issued and outstanding 141,080,800 shares                                         1,253,895
       Accumulated deficit                                                              (2,508,434)
                                                                                  -----------------
                      Total stockholders' deficit                                       (1,254,539)
                                                                                  -----------------
                                                                                $        1,024,420
                                                                                  =================




                                    STATEMENTS OF OPERATIONS
                      FOR THREE MONTH PERIODS ENDED MARCH 31, 2004 AND 2003
                                          (UNAUDITED)

                                                                                   2004               2003
                                                                              ---------------     --------------

Net revenue                                                                 $        165,784     $      381,946

Cost of revenue                                                                       96,899             88,785
                                                                              ---------------     --------------
Gross profit                                                                          68,885            293,161

Operating expenses                                                                   469,604            425,900
                                                                              ---------------     --------------
Loss from Operations                                                                (400,719)          (132,739)

Non-Operating Income (expense):
          Interest income                                                              1,072                 68
          Interest expense                                                           (12,148)           (19,672)
                                                                              ---------------     --------------
               Total non-operating income (expense)                                  (11,076)           (19,604)
                                                                              ---------------     --------------
Loss before income tax                                                              (411,795)          (152,343)

Provision for income taxes                                                               800                800
                                                                              ---------------     --------------
Net loss                                                                    $       (412,595)   $      (153,143)
                                                                              ===============     ==============

Basic and diluted weighted average shares outstanding                            133,167,437        101,053,889
                                                                              ===============     ==============

Basic and diluted net loss per share                                        $          (0.00)   $         (0.00)
                                                                              ===============     ==============



                                  RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK.

RISKS RELATING TO THE MEDICAL IMAGING INDUSTRY

OUR INDUSTRY IS INTENSELY COMPETITIVE

     The medical imaging market is characterized by an increasing number of entrants because of the potential revenue. In addition, the medical imaging industry is developing and subject to continuing definition and as a result, our competitors may better position themselves to compete in this market as it matures. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories in the imaging market, greater name recognition, larger customer bases and databases and significantly greater financial, technical and marketing resources than we do. Some of our competitors are GE, Siemens, Phillips, Fuji, and Varian.

     We will continue to encounter competition from other imaging companies. Our competitors may develop services that provide significant performance, price, creative, or other advantages, superior to those we offer our users. This could place our Company at a significant competitive disadvantage and cause us to lose market share, customers, and fail to ever be profitable. We may not be able to compete successfully.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A HISTORY OF LOSSES, AND WE ANTICIPATE FUTURE LOSSES

     We formed our company on October 29, 1993, and we have a short operating history for you to review in evaluating our business. We have limited historical financial and operating data upon which you can evaluate our business and prospects. Our recent revenue growth is primarily a result of our service to imaging equipment users, and this growth may not be indicative of our future operating results. We have incurred continued net losses since our corporate organization in 1999 when we began development of our proprietary products. We anticipate that we will continue to incur operating losses for the foresee- able future due to a high level of planned operating and capital expenditures, increased sales and marketing costs, additional personnel hires, greater levels of product development and our general growth objectives. It is possible that our operating losses may increase in the future and we may never achieve or sustain profitability. (See "Management Discussion and Analysis").

REGULATIONS REGARDING PENNY STOCKS MAY IMPAIR OUR SHARES TRADABILITY IN THE MARKET IF ONE EVER DEVELOPS.

     Our securities, if and when available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice re-quirements upon broker-dealers who sell such securities to persons other than established customers or accredited investors. For purposes of the rule, the phrase "accredited investors" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-deal-ers to sell our securities and also may affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore.

     In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks." Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities Exchange Act of 1934, as amended. Because our securities may constitute "penny stocks" within the meaning of the rules, the rules would apply to us and our securities. The rules may further affect the ability of owners of shares to sell our securities in any market that might develop for them.

     We want Shareholders to be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

OUR FUTURE REVENUE IS UNCERTAIN

     Although we expect to generate revenue from service and product sales in the future, this revenue may not be substantial. Our business plan is dependent on the anticipated expansion of sales of our products and the growth of our revenues is dependent on increased revenues generated by sales. The loss of our sales to competition or failure to develop sales of products in the imaging market could reduce our future revenues.

WE RELY ON SOFTWARE AND HARDWARE SYSTEMS THAT ARE SUSCEPTIBLE TO FAILURE

     Any system failure or inadequacy that causes interruptions in the availabil -ity of our products usage as a result of power surges or failures or software problems or hardware malfunctions could reduce user satisfaction, future sales and our attractiveness to users. We are also dependent upon sales equipment operators in diagnostic facilities where our products are placed such as hospitals and clinics and doctors' offices who must be properly trained in opera -tion of our products.

OUR OPERATING RESULTS IN FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

     Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include every conceivable aspect of our business, some of which are discussed in other risk factors, from low revenues to extremely high operating costs. Because of these factors, our operating results in future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, any trading price of our common stock would likely decline.


WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

     The expansion and development of our business will require significant additional capital. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures necessary for us to provide service in our targeted markets. Our current capital resources have been expended and we need additional capital to continue expansion.

     We may be unable to obtain any future equity or debt financing on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our new products or take other actions that could adversely affect our business, prospects, operating results and financial condition. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

WE MAY BE UNABLE TO EFFECTIVELY SELL OUR PRODUCTS AND PROVIDE A SUBSTANTIAL REVENUE, WHICH MAY RENDER US UNABLE TO EVER BE PROFITABLE

     Due to the need to further develop our new products we may not be able to bring these products to market and attract buyers. Accordingly, we may always be unprofitable.

WE MAY BE INVOLVED IN FUTURE LITIGATION WITH RESPECT TO OUR USE OF TECHNOLOGY RIGHTS WHICH COULD ADVERSELY AFFECT OUR BUSINESS

     As we continue to develop products that require new technology, we anticipate that we may need to license third-party technology. We cannot provide assurance that these technology licenses will be available to us on commercially reasonable terms, if at all. In addition, it is possible that in the course of using new technology, we may inadvertently breach the technology rights of others and face liabilities for the breach. Our inability to obtain any of these technology licenses or inadvertent breach of others' technology rights could delay or compromise the introduction of new products and could materially and adversely affect our business and financial condition. Either the lack of availability or disputes about licenses could adversely impact our busi- ness by limiting our sale of products to customers.

     Our new products require FDA approval, which has not yet been applied for. The primary governmental regulation area is FDA approval. If this FDA approval is not achieved, we would not have a product to sell, and we could not continue in the new product business we have pursuing.

     We believe we can achieve FDA approval, because our product is not invasive of the human body and uses approved and accepted imaging technology to which we have added mechanical and software enhancements.

                                   OTHER RISKS
                             -----------------------

OUR SUCCESS DEPENDS ON OUR RETENTION OF KEY PERSONNEL AND ON THE PERFORMANCE OF THOSE PERSONNEL, AND IF WE DON'T KEEP PERSONNEL, IT COULD BE DETRIMENTAL, TO OUR OPERATIONS

     Our success depends on the performance of our officers and key employees. They are Dean Janes, Christopher Sohn, Xavier Aguilera, and Michele Janes. Members of our management team have worked together for at least four years. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, qualified personnel and product support. Please see "Management."

WE DEPEND ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD SERVICE AND NON-PERFORMANCE OR DELAYS COULD ADVERSELY EFFECT OPERATIONS AND REVENUES.

     We currently plan to purchase parts for our equipment from vendors and outsource part of the installation and field service of our products to third parties. Our reliance on third party vendors involves number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, delivery and costs. If any of our suppliers reduces or interrupts its supply, or if any significant installer or suppliers reduces or interrupts its service to us, this reduction or interruption could disrupt our business. Although several manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, or if we encounter delays in supply, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and technology we license, and our services to customers.

A NATURAL DISASTER COULD CAUSE DELAYS OR INTERRUPTIONS OF SALES AND SERVICE TO OUR CUSTOMERS

     Our operations depend on our ability to avoid damages from fires, earthquakes, floods and power losses resulting from natural disasters. A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services and sales as happened in 2001 with a fire in our facility. This failure could interrupt our sales and services and affect our revenues adversely.

WE EXPECT OUR STOCK PRICE TO BE VOLATILE WHICH COULD CAUSE INVESTMENT LOSSES TO PURCHASERS OF OUR STOCK.

     The trading price of our common stock is likely to be highly volatile. Our stock price could fluctuate widely in response to many factors, including the following:

o       our historical and anticipated quarterly and annual operating results;
o announcements of new products or services by us or our competitors or new competing technologies;
o       investor perceptions of us and investments relating to the imaging;
o       developments in the imaging industry;
o       technological innovations;
o changes in pricing made by us, our competitors or providers of alternative services;
o       the addition or loss of business customers;
o variations between our actual results and analyst and investor expectations;
o conditions or trends in the medical imaging industry, including regulatory developments;
o announcements by us of significant acquisitions, strategic partnerships, joint venture or capital commitments;
o       additions or departures of key personnel;
o       general market and economic conditions.

     In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

     Our failure to maintain current reports under Section 12(g) in the past two years is a negative indication of our future ability to maintain such reports which we are required under Section 15(d) of the Securities Exchange Act of 1934.

     We were a Reporting Company under Section 12(g) of the Securities & Exchange Act of 1934 since 2002 but failed to keep up our filings and filed a termination of our filing status under 12(g) concurent with the filing of this Registration Statement.

     Due to this failure to file current reports when due, we will not be eligible to use Form S-3, if we otherwise qualified to use it, for registration statements. In addition, if we were to seek an exchange listing, this factor would be viewed negatively in the listing process.

     Our failure to maintain current reports may also be indicative of the inability of Company to meet the Reporting requirements of the Exchange Act in the future.

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS MAY NOT BE ACCURATE

     Included in this prospectus are various forward-looking statements which can be identified by the use of forward looking terminology such as "may,"
"will," "expect," "anticipate," "estimate," "continue," "believe" or other similar words. We have made forward-looking statements with respect to the following, among others:

o         our goals and strategies;
o         the importance and expected growth of medical imaging market;
o the pace of change in healthcare industry; the demand for medical imaging equipment; and
o         revenues.

     These statements are forward-looking and reflect our current expectations. They are subject to a number of risks and uncertainties, including but not limited to, changes in the economic and political environments worldwide, changes in technology and changes in the healthcare industry. In light of the many risks and uncertainties surrounding, the medical imaging marketplace, and the healthcare industry, prospective purchasers of the shares offered should keep in mind that we cannot guarantee that the forward-looking statements described this prospectus will transpire.

SHARE PURCHASERS COULD SUFFER DILUTION FROM ISSUANCES OF SHARES IN THE FUTURE

     We may issue additional shares to finance our future capital and operations requirements and for acquisitions of other companies to consolidate into our operations. Any issuance will reduce the present percent of ownership of previous investors (see "Risk Factor Control") and may result in additional dilution to investors purchasing shares from this offering.

POSSIBLE DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK

     We have currently outstanding 168,400,000 shares of common stock, including those being offered for resale in this registration. The 70,000,000 shares of common stock offered by the selling shareholders, will be freely tradable with-out restriction under the Securities Act when our registration statement becomes effective. Subject to restrictions on transfer referred to below, all other shares of common stock which we have not registered are treated as "restricted securities" as defined under the Securities Act and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a registration statement filed under the Securities Act. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions or market-maker transactions an amount equal to the greater of (i) one percent (1%) of our issued and outstanding common stock or (ii) the average weekly trading volume of the common stock dur-ing the four calendar weeks prior to the sale. Rule 144 also permits, under cer-tain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the company and who has satisfied a two year holding period. The sale of substantial numbers of these shares, whether pursuant to Rule 144 or pursuant to a registration statement, may have a depressive effect on the market price of our common stock.

                                 IMAGING3, INC.

HISTORY

     In this document, terms such as "we," "us," and "our" refer to Imaging3, Inc. and its affiliates, as the context may require.

     Dean Janes founded our company as Imaging Services, Inc. on October 29, 1993. Our business initially was a low cost, third party service alternative for Orthopedic Equipment Company Medical Systems ("OEC") equipment. OEC is the largest manufacturer of mobile surgical C-arms with over 60% market share in the U.S. Prior to the our formation, there was not in existence a company that solely focused on providing third party service for OEC equipment. We are now in competion with Orthopedic Equipment Company (OEC), now owned by General Electric
(GE).

     Dean Janes, President and founder of the Company, developed and refined ideas that he had been working on for several years, invented the 3D Technology. Our patent search was completed in June of 2001 and our patent was filed on August 27, 2002. Patent #6,754,297 was issued by the U.S. Patent and Trademark Office on June 23, 2004. Our 3D Technology is still under development. Dean Janes has been in the Medical Imaging field for 19 years having experience with Kaiser Hospitals, OEC Medical Systems, Toshiba Medical Systems, Center for Health Resources and Imaging Services, Inc., he has extensive knowledge in medical imaging completing projects for NASA, UC Davis, UC Berkley, UC Irvine, Harvard Medical School and Baylor University. Relying on past experience and his own personal creativity led him to develop the idea of 3D Imaging in real-time.


                                   The Market

     Our Company competes in the medical diagnostic imaging market which is growing due primarily to continual technological improvements that lead to faster and better-resolution imaging, greater patient safety, and the provision of these capabilities to a growing and aging population. The result has been a vigorous competition to create the most cost-effective diagnostic imaging systems.

     Diagnostic imaging is an evolving part of modern medicine and is now entering a new era of digital imaging. The field has evolved from the early X-rays by Roentgen over 100 years ago to imaging of organs by computerized tomography (CT) and magnetic resonance imaging (MRI) that are 20 years old. Medical imaging is used for diagnosis in the leading causes of death, heart attacks, strokes, and cancer. What was once called the radiology department is now called the diagnostic imaging department because of the wealth of new technologies available beyond x-rays. A trauma victim's internal injuries are imaged with a CT scanner. Breast cancer, a leading cause of death in women, is detected with mammography and ultrasound.

Industry Overview

     Diagnostic imaging services are noninvasive procedures that generate representations of the internal anatomy and convert them to film or digital media. Diagnostic imaging systems facilitate the early diagnosis of diseases and disorders, often minimizing the cost and amount of care required and reducing the need for costly and invasive diagnostic procedures. A discussion of the primary technologies in use today follows this introduction.

MRI

     MRI involves the use of high-strength magnetic fields to produce computer-processed cross-sectional images of the body. Due to its superior image quality, MRI is the preferred imaging technology for evaluating soft tissue and organs, including the brain, spinal cord and other internal anatomy. With advances in MRI technology, MRI is increasingly being used for new applications such as imaging of the heart, chest and abdomen. Conditions that can be detected by MRI include multiple sclerosis, tumors, strokes, infections, and injuries to the spine, joints, ligaments, and tendons. Unlike x-rays and computed tomography, which are other diagnostic imaging technologies, MRI does not expose patients to potentially harmful radiation.

     MRI technology was first patented in 1974, and MRI systems first became commercially available in 1983. Since then, manufacturers have offered increasingly sophisticated MRI systems and related software to increase the speed of each scan and improve image quality. Magnet strengths are measured in tesla, and MRI systems typically use magnets with strengths ranging from 0.2 to
1.5 tesla. The 1.0 and 1.5 tesla strengths are generally considered optimal because they are strong enough to produce relatively fast scans but are not so strong as to create discomfort for most patients. Manufacturers have worked to gradually enhance other components of the machines to make them more versatile. Many of the hardware and software systems in recently manufactured machines are modular and can be upgraded for much lower costs than purchasing new systems.

Positron Emission Tomography (PET)

     PET is a nuclear medicine procedure that produces pictures of the body's metabolic and biologic functions. PET can provide earlier detection of certain cancers, coronary diseases or neurologic problems than other diagnostic imaging systems. It is also useful for the monitoring of these conditions.


Computed Tomography (CT)

     In CT imaging, a computer analyzes the information received from an x-ray beam to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs.

Other Services

     Other diagnostic imaging technologies include x-ray, single photon emission computed tomography, and ultrasound.

Digital Imaging Technologies

     New techniques for the digital capture, display, storage, and transmission of X-ray images are poised to revolutionize the diagnostic imaging market. Although digital technologies and techniques have been in use in other diagnostic imaging areas (such as CT scans, MRI scans, and ultrasound), technical problems have kept X-ray technologies in the era of film. However, new methods of digitally capturing X-ray images are under development, and promise to revolutionize X-ray imaging.

     The need to cut costs and improve services in healthcare delivery is driving the move to digital systems. The requirement for hospitals to implement electronic access to medical images and other types of information is now widely accepted and regarded as inevitable. The trend toward storing, distributing and viewing medical images in digital form is being fueled by both changes in the economic structure of the healthcare system and by rapidly evolving technologies. In particular, the new economics of health care will mandate a shift from film-based radiology to the electronic delivery of digital images, while new technology promises the additional benefit of vastly improved diagnostic power.

Users of Diagnostic Imaging

     MRI  and  other  imaging  services  are  typically  provided  in one of the
following  settings:   Hospitals,  Clinics,  Independent  Imaging  Centers,  and
physician's offices.

                                   Competition

Competitive Landscape

     The healthcare industry in general, and the market for imaging products in particular, is highly competitive. We compete with a number of companies, many of which have substantially greater financial, marketing, and other resources than the Company. The Company's competitors include large companies such as GE, Philips, Siemens Toshiba and Hitachi, which compete in most medical diagnostic imaging modalities, including X-ray imaging.

A study by Theta Reports, Diagnostic Imaging Equipment and Systems World Market, identifies the following 17 key players in the medical diagnostic imaging market:

o        ADAC Laboratories
o        Eastman Kodak Co.
o        Fonar Corp.
o        Fuji Medical Systems U.S.A. Inc.
o        General Electric Medical Systems
o        Hitachi Medical Systems America Inc.
o        Hologic Inc.
o        Imaging Diagnostic Systems Inc.
o        Imatron Inc.
o        Lumisys Inc.
o        Marconi Medical Systems
o        Philips Medical Systems Nederland BV
o        PhorMax Corp.
o        Siemens Medical Engineering Group
o        Sterling Diagnostic Imaging Inc.
o        Trex Medical Corp.
o        Varian Medical Systems Inc.

Direct Competitors

     At this time, we are not aware of any existing devices in the marketplace that provide 3D, real-time diagnostic medical imaging, with the exception of ultrasound equipment by several manufacturers.

     Ultrasound is a real-time tomographic imaging modality. Not only does it produce real-time tomograms of the position of reflecting surfaces (internal organs and structures), but also it can be used to produce real-time images of tissue and blood motion. However, ultrasound is a low-resolution imaging modality that does not produce an image as precise and clear as fluoroscopy. Our devices will rely instead on the use of fluoroscopy, a high-resolution imaging modality, to produce "live" X-ray images of a living patients in 3D.

                            Marketing and Sales Plan

Marketing Strategy

     Our marketing strategy is to promote the image that our Imaging3 Technology is designed to be a complete and comprehensive medical diagnostic imaging solution.

Product and Service Differentiation

The differentiating attributes of our Imaging3 Technology includes:

o Real time medical diagnostic imaging that will produce high resolution images
o        Reasonably priced
o        Easy-to-install
o        Array of features
o        Reliability

Value Proposition to be Marketed

     Our value proposition is: Diagnostic imaging devices using our technology allow healthcare providers to easily produce 3D, real time, high resolution images at a reasonable cost.

Sales Strategy

     Concurrent with a marketing campaign, we intend to aggressively sell our medical diagnostic imaging devices in the U.S. We may begin International sales after achieving initial penetration in the U.S. domestic marketplace.

Sales Margin Structure

     Our management believes the majority of our sales will be derived from direct sales to customers, with the balance of sales derived from dealers and manufacturer's representatives. As a result, our sales margin structure must be attractive to these independent organizations.

o       Direct Sales - Full suggested list price
o       Dealers - 30% off suggested list price
o       Manufacturer's Representatives - 10% commission

Target Market Segment

     Our management has identified general medical and surgical hospitals in the U.S. as our primary target market segment for Imaging3 Technology.

Distribution Channels

     We plan to sell our Imaging3 medical diagnostic imaging devices through several channels of distribution, including:

Direct Sales to End Users

     Our policy is to sell directly to end-users whenever possible. We expect direct sales will occur most often with larger customers.

Dealers and Manufacturer's Representatives

     We have working relationships with a number of independent manufacturers' representative organizations that help distribute the Company's current services. The Company expects to work with these organizations to help distribute diagnostic medical imaging devices built with our Technology. These organizations have well-established relationships with mid-size to large size customers. Many also provide specific vertical market applications.

Selling Methods

Executive Sales

     Because many of our potential customers will tend to be through senior healthcare managers, it is important that our president and senior managers present our products to our customers and our management be actively involved in marketing activities.

Field Sales Force

     The majority of our selling efforts to large accounts will be handled internally through our field sales force which we must yet develop. Imaging3 has chosen to use a direct sales force because its large accounts require considerable customer education and post-sales support -- directly from us. Our product price points, pricing structure, and potential margin of profit are such that its cost of sales warrants a "person-to-person" selling strategy.

Dealers and Manufacturers' Representatives

     We can supplement our field sales force by entering into agreements with dealers and manufacturers' representatives. Because dealers and manufacturers' representatives carry several product/service lines that are compatible with the Company's products and services, we plan to select dealers and manufacturers representatives carrying complementary and compatible products and services, as well as dealers and manufacturers' representatives that sell dissimilar products and services yet ones that are appropriate to their customers.

                             Administrative Offices

The Company currently maintains an office at 3200 W. Valhalla Drive, Burbank, CA 91505. This facility contains 10,800 square feet of space, and the Company currently pays rent at a rate of $.65 per square foot, gross.

                                    Employees

     We currently employ 9 full-time individuals, all of whom are working at the Company's offices at 3200 Valhalla Drive, Burbank, California. Of those 9 full-time employees, 5 are employed in administrative, marketing, and sales positions, and the remaining 4 are technical employees employed in research, development, and technical product maintenance positions. We project that during the next 12 months, our workforce is likely to increase to 21, with 6 of the new positions being in the administrative, marketing, and sales areas and the remaining 6 of the new positions being in research, development, and production positions.

     To support our need for technical staffing, we have established relationships with technical staffing organizations that continuously offer highly qualified personnel to meet our needs, both locally and from out of the area.

              PRICE RANGE OF OUR COMMON STOCK & STOCKHOLDER MATTERS

     (a) Our common stock is not traded in any venue. We intend to apply for trading approval on the OTCBB through an NASD broker-dealer concurrent with the filing of this registration statement.

     Because of recent changes in the rules and regulations governing the trading of small issuers securities, our securities are presently classified as "Penny Stock," which classification places significant restrictions upon broker-dealers desiring to make a market in these securities. The existence of market quotations should not be considered evidence of the "established public trading market."

     (b) Shareholders. As of July 6, 2004, we had approximately 167 shareholders of record.

     (c) Dividends. We haven't ever paid any dividends and do not foresee paying dividends in the next five year.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        FOR YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

     The information presented here should be read in conjunction with our consolidated financial statements and related notes.

LIQUIDITY AND CAPITAL RESOURCES

     We had cash capital of $8,874 at year-end 2003 and $98,134 at March 31, 2004.

     We have no other capital resources other than the ability to use our common stock to achieve additional capital raising. We raised additional capital during the year 2003 of a total of $364,500. We have equipment of $66,136 on the books, which is not necessarily liquid at such value. Other than cash capital and accounts receivable of $103,858 at year end, our other assets would be illiquid.

     At the fiscal year-end we had $809,704 in current assets and current liabilities of $1,987,760.

Changes in Financial Condition:

     At year-end 2003 our assets had decreased to $893,459 compared to $1,501,427 at year-end 2002. The current assets totaled $809,704 at 2003 year-end compared to $1,436,223 at 2002 year-end. Total liabilities at year-end 2003 were $2,089,902 compared to $1,835,839 at 2002 year-end. At December 31, 2003 we had $8,874 in cash compared to $414,735 a year ago.

RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003 AS COMPARED TO THE YEAR ENDED DECEMBER 31, 2002.

     We had revenues in 2003 of $1,302,865 compared to $1,951,059 in 2002 which represented a 33% decrease. Our cost of revenue was $715,659 in 2003 and $1,171,643 in 2002 which represents an increased profit margin in 2003, even though sales were lower. Our operating expenses increased dramatically due to development costs of products from 1,325,656 in 2002 to $1,763,340 in 2003, a 24% increase. Our loss on operations increased to ($1,176,315) in 2003 compared to ($546,24) in 2002, a 110%) increase. Our net loss was ($1,225,606) in 2003 compared to ($445,757) in 2002. Our net loss per share was ($.01) in 2003 compared to a nominal loss in 2002.

     We expect the trend of losses to continue into the future at the current or greater rate. We spend money on product development and marketing. There is no assurance we can achieve significant profitable sales to overcome losses.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                        FOR QUARTER ENDED MARCH 31, 2004
--------------------------------------------------------------------------------

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 1, 2004 COMPARED TO SAME QUARTER ENDED MARCH 31, 2003

     We had net revenue from our ongoing sales and service operations of $165,784 in 2004 compared to $381,946 in 2003. The 58% decline in our revenues is due to a phase out of obsolete product offerings while the Company prepares to introduce new products. Our cost of revenues was $96,899 in 2004 and $88,785 in 2003. Gross profit was $68,885 and $293,161 in 2004 and 2003 respectively.

     We had operating expenses of $469,604 in 2004 compared to $425,900 in 2003 which reflects our fixed costs of overhead and personnel. The net result was that our operating losses were ($400,719) in 2004 as compared to ($132,739) which represents a 300% increase in our losses from operations. We incurred ($11,076) in net non-operation income in 2004 compared to ($19,604) in 2003. Our net loss after a provision for income tax was ($412,595) in 2004 and ($153,143) for 2003 in the first quarter. Our net loss per share was nominal in each period. This 300% net loss increase is a direct reflection of our overhead versus revenue situation at the current time due to our increased product development expenses while we don't have up-to-date products to offer yet. We feel this trend is likely to continue for at least the next twelve months.


LIQUIDITY AND CAPITAL RESOURCES

     We currently have $98,134 in cash (as of March 31), $40,553 in accounts receivable, and inventory of $682,814 which provide our liquid assets. We have other assets totaling approximately $203,000 which are illiquid and might not yield full value if sold or collected. Our current liabilities are $2,183,586 which reveals a working capital deficit of approximately ($1,350,000).

     We intend to seek additional capital and long term debt financing to attempt to overcome our working capital deficit.

NEED FOR ADDITIONAL FINANCING

     We do not have sufficient capital to meet our current cash needs, including the costs of compliance with the continuing reporting requirements of the Securities Exchange Act of 1934. We may have to seek loans or equity placements to cover future cash needs to continue expansion. There is no assurance, however, that the available funds will ultimately prove to be adequate to continue our business and our needs for additional financing are likely to persist.

     No commitments to provide additional funds have been made by management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow us to cover operations expenses or development.

     If revenue declines, or operations continue to be unprofitable, we may need to develop another line of business, or to finance our operations through the sale of assets we have, or enter into the sale of stock for additional capital, none of which may be feasible when needed. From the aspect of whether we can continue toward our business goals as set forth herein, we may use all of our available capital without ever generating a profit.

     The effects of inflation have not had a material impact on our operation, nor are they expected to in the immediate future.

     Although we are unaware of any major seasonal aspect that would have a material effect on the financial condition or results of operation, the first quarter of each fiscal year is always a financial concern.

     Going concern qualification: The Company has incurred significant losses from operations for the year ended December 31, 2003, and such losses are expected to continue. In addition, the company has limited working capital. The foregoing raises substantial doubt about the Company's ability to continue as a going concern. Management's plans include seeking additional capital and/or debt financing. There is no guarantee that additional capital and/or debt financing will be available when and to the extent required, or that if available, it will be on terms acceptable to the Company. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


MARKET RISK

     We do not hold any derivatives or investments that are subject to market risk. The carrying values of any financial instruments, approximate fair value as of those dates because of the relatively short-term maturity of these instruments which eliminates any potential market risk associated with such instruments.

FUTURE TRENDS

     We cannot assure that any profit on revenues can occur in the future from our business, because we may have to continue, through our business, to heavily advertise and promote our services and develop additional value-added services in order to preserve or increase our market share. In spite of taking measures to control expenses, operating losses may continue. If we acquire additional capital, for example through investors in private placements, we may decide to expand our business more rapidly.

     We were a Reporting Company under Section 12(g) of the Securities & Exchange Act of 1934 since 2002 but failed to keep up our filings and filed a termination of our filing status under 12(g) concurent with the filing of this Registration Statement.

     Due to this failure to file current reports when due, we will not be eligible to use Form S-3, if we otherwise qualified to use it, for registration statements. In addition, if we were to seek an exchange listing, this factor would be viewed negatively in the listing process.

     Our failure to maintain current reports may also be indicative of the inability of Company to meet the Reporting requirements of the Exchange Act in the future.

LEGAL PROCEEDINGS

     We, in the normal course of business, may be engaged in lawsuits, as a plaintiff or defendant, involving matters such as compensation disputes, employment matters, contract disputes and other matters related to its business.

        The Company filed a suit against its construction contractor, Tower Engineering for the cause of fire. In connection to this action, Tower engineer-ing filed cross complaint against the Company, seeking payment of allegedly out-standing invoices for the same construction. The litigation is in the discovery phase, with no trial date scheduled. Other disputes have arisen in connection with this litigation, involving subcontractors and insurers.

     In April 2002, the Company initiated litigation against a former employee and his subsequent employer for unfair business practice and related business torts in connection with that employee's post termination conduct. This action was pending in the Northwest District of Los Angeles Superior Court. The defendants responded with cross complaints against the Company for the breach of contract and conversion, which were defended in conjunction with the Company's prosecution of the initial complaint. In January 2004, as a result of the court decision, the company was required to pay an amount of $26,443, which has been recorded as a liability in the financial statements. The Company has decided to appeal the decision in a superior court.

        The Company also has certain litigation and negotiations in progress resulting from activities arising from normal operations. These actions involve disputed amounts claimed in connection with purchase orders, invoices, and pend-ing in several jurisdictions. The Company disputes the amounts claimed in these collection actions and defending each of these actions in the jurisdictions in which they were filed. Out of these litigations, five have been finalized against the Company and the resultant amounts have been included in accounts payable relating to five vendors totaling $93,300 in 2002. The Company paid a total of $72,000 in 2003 and $15,000 during the period ended March 31, 2004. The Company believes, based on its review and consultation with outside legal counsel, that the ultimate resolution of the outstanding litigations will not have a material adverse effect on the Company's financial position or results of operations.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY  HOLDERS.

     We have not submitted matters to security holders in the past year.

                                 CAPITALIZATION


                                                           Amount
                                                       outstanding as
                                                        of March
                                                        31, 2004
                                                        (to be updated in next
                                                        amendment)

STOCKHOLDER'S   EQUITY
Common  Stock, no par value,
500,000,000 shares authorized (1)                       141,080,800

Paid in Capital 141,080,800 shares outstanding          1,253,895

Accumulated deficit                                     (2,508,434)

TOTAL SHAREHOLDER'S EQUITY                              (1,024,420)


(1) Does not include up to 16,000,000 shares reserved for issuance pursuant to an Incentive Stock Option Plan. See "Management: Stock Option Plans."


                                 USE OF PROCEEDS


     We will not receive any of the proceeds of the sale of 70,000,000 shares by selling shareholders.



                        DIRECTORS AND EXECUTIVE OFFICERS
                      AND SIGNIFICANT MEMBERS OF MANAGEMENT
------------------------------------------------------------------------------

   (a) The following table furnishes the information concerning our directors and officers as of the date of this report. The directors of the Registrant are elected every year and serve until their successors are elected and qualify.

Name                            Position Held              Tenure
-----------------------------------------------------------------------------

Dean Janes                      Chairman and CEO           Annual since 1993

Christopher Sohn                Director, President & COO  Annual since 2000

Xavier Aguilera                 Secretary/Treasurer        Annual since 1999
                                Senior Vice President &
                                CFO

Michele Janes                   Vice President-            Annual since 1993
                                Administration

     The following table sets forth the portion of their time the directors devote to our Company:

         Dean Janes                 100%             Christopher Sohn   100%
         Xavier Aguilera            100%             Michele Janes        5%

   The term of office for each director is one (1) year, or until his/her successor is elected at our Company annual meeting and is qualified. The term of office for each of the officers is at the pleasure of the Board of Directors.

   (b) Identification of Certain Significant Employees.

     Our success depends on the performance of our officers and key employees. They are Dean Janes, Christopher Sohn, Xavier Aguilera, and Michele Janes. Members of our management team have worked together for four years. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, qualified personnel and product support. Please see "Management."

   (c) Family Relationships. Dean Janes and Michele Janes are husband and wife.

   (d) Business Experience.

     The following is a brief account of the business experience during the past five years of each of our directors and executive officers, including principal occupations and employment during that period and the name and principal business of any corporation or other organization in which such occupation and employment were carried on.

     Dean Janes. Mr. Janes, age 39, is the Chairman and Chief Executive Officer of the Company. Mr. Janes has over 20 years of experience as a biomedical electronic engineer. He served for 9 years in the U.S. Army as a biomedical technician. Mr. Janes' work experience includes serving as a National Tech Support Engineer for Toshiba and Senior Engineer for Kaiser, COHR and OEC. He was responsible for integrating a CCD camera with a mobile fluoroscopy into the C-arm, a system that is used throughout the medical diagnostic medical imaging industry today. Mr. Janes is the principal inventor of Imaging3 real time 3D medical diagnostic imaging technology. He majored in Bio-Medical Electronic Engineering at the University of Colorado Technical Institute (1984-1988). Mr. Janes is a member of MENSA and is listed in Who's Who of Executive Business.

     Christopher Sohn. Mr. Sohn, age 45, is the President and Chief Operating Officer of the Company. Christopher Sohn has 20 years of experience in international trade. He has worked with a number of biomedical equipment manufacturers from Asia Pacific, as well as distributors throughout Latin America. As CEO of DMI (1995-2000) and ISOL America (2000-2001), he was responsible for establishing dealer networks throughout Latin America for several Korean medical equipment manufacturers. Mr. Sohn majored in Biochemistry and Computer Science at the University of California at Los Angeles (1978-1982).

     Xavier Aguilera. Mr. Aguilera, age 56, is the Senior Vice President/Chief Financial Officer of the Company. Mr. Aguilera has over 32 years experience in finance, marketing, international finance and administration. Having served as both a domestic and international banker, his experience in administration has enabled him to help companies achieve high levels of success. For approximately 10 years prior to his employment by the Company, Mr. Aguilera served as a consultant in the medical management field. He holds a Bachelors degree in Business from California State University at Northridge (1983) and a Certificate of Medical Management from the University of California at Los Angeles (1995).

     Michele Janes. Mrs. Janes, age 38, is the Vice President-Administration of the Company. Mrs. Janes has over 15 years experience in business administration. She has worked for Arthur Young, Remedy Temp and Fortune Promo Seven, the largest marketing firm in the Middle East. Mrs. Janes holds a Bachelors degree in Marketing from Bennett College of London (1985).

  (e) Committees of the Board of Directors

     The Board of Directors does not have a nominating committee. Therefore, the selection of persons or election to the Board of Directors was neither independently made nor negotiated at arm's length.

     Compensation Committee. Our Company established a Compensation Committee on August 31, 2003, which consists of two directors, Dean Janes and Christopher Sohn. The Compensation Committee will be responsible for reviewing general policy matters relating to compensation and benefits of directors and officers, determining the total compensation of our officers and directors.

     Audit Committee. On August 31, 2003, the Board of Directors established an Audit Committee, which consists of two directors, Xavier Aguilera and Michele Janes. The Audit Committee will be charged with recommending the engagement of independent accountants to audit Company financial statements, discussing the scope and results of the audit with the independent accountants, reviewing the functions of our Company management and independent accountants pertaining to our financial statements and performing other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors.

   (f) Resolution of conflicts of interest

     As mentioned earlier, some officers and directors will not devote more than a portion of their time to the affairs of our Company. There will be occasions when the time requirements of our business conflict with the demands of their other business and investment activities. Such conflict may require that we attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to our Company.

     There is no procedure in place which would allow our officers or directors to resolve potential conflicts in an arms-length fashion. Accordingly, they will be required to use their discretion to resolve them in a manner which they consider appropriate.

EXECUTIVE COMPENSATION
-------------------------------

(a)  Officers' Compensation.

     We paid compensation for all services provided up to December 31, 2003(1) to each of the executive officers and (2) to all officers as a group as follows.


                             SUMMARY COMPENSATION TABLE OF EXECUTIVES
                        Cash Compensation             Security Grants
---------------------------------------------------------------------------------------------------------------
Name and      Year  Salary  Bonus Annual      Restricted Securities   Long Term           LTIP      All Other
Principal                         Compensation Stock     Underlying   Compensation/       Payments  Compensation
Position                          /Other($)    Awards    Options/     Options
                                                         SARs(#)
                                                         (SHARES)
---------------------------------------------------------------------------------------------------------------
Dean Janes,
CEO, Chairman 2003  100,000   0           0     0         0                0              0              0
              2002  100,000   0           0     0         0                0              0              0
              2001  100,000   0           0     0         0                0              0              0
              2000  100,000   0           0     0         0                0              0              0
              1999  100,000   0           0     0         0                0              0              0
---------------------------------------------------------------------------------------------------------------
Christopher   2003  110,000   0           0     0         0                0              0              0
Sohn,         2002  110,000   0           0     0         0                0              0              0
President &   2001  110,000   0           0     0         0                0              0              0
COO           2000  110,000   0           0     0         0                0              0              0
---------------------------------------------------------------------------------------------------------------
Xavier        2003  95,000    0           0     0         0                0              0              0
Aguilera,     2002  95,000    0           0     0         0                0              0              0
Secretary/    2001  95,000    0           0     0         0                0              0              0
Treasurer,    2000  95,000    0           0     0         0                0              0              0
Executive     1999  95,000    0           0     0         0                0              0              0
Vice President,
& CEO
---------------------------------------------------------------------------------------------------------------
Michele       2003  35,000    0           0     0         0                0              0              0
Janes,        2002  35,000    0           0     0         0                0              0              0
Vice Presi-   2001  35,000    0           0     0         0                0              0              0
dent - Admin- 2000  35,000    0           0     0         0                0              0              0
istration     1999  35,000    0           0     0         0                0              0              0
---------------------------------------------------------------------------------------------------------------
Officers as   2003  340,000   0           0     0         0                0              0              0
A Group       2002  340,000   0           0     0         0                0              0              0
              2001  340,000   0           0     0         0                0              0              0
              2000  340,000   0           0     0         0                0              0              0
              1999  230,000   0           0     0         0                0              0              0
===============================================================================================================

     We have made no Option/SAR grants or exercises in the last fiscal year reportable under Reg. S-B, 402(c) or (d).

(b)  Directors' Compensation

   Directors who are also officers of our Company receive no cash compensation for services as a director. However, the directors will be reimbursed for out-of-pocket expenses incurred in connection with attendance at board and committee meetings. We have granted options to directors under its Stock Incentive Plan subsequently adopted.

                     SUMMARY COMPENSATION TABLE OF DIRECTORS

                        Cash Compensation               Security Grants

----------------------------------------------------------------------------------------------------------------
Name and       Year    Annual   Meeting  Consulting Number       Securities          LTIP      All Other
Principal              retainer Fees ($) Fees/Other   of         Underlying          Payments  Compensation
Position               Fees ($)          Fees($)    Shares (#)   Options/SARs(#)
                                                                        (SHARES)

----------------------------------------------------------------------------------------------------------------
Dean Janes,    2003    100,000    0        0           0           0                 0              0
Director       2002    100,000    0        0           0           0                 0              0
               2001    100,000    0        0           0           0                 0              0
               2000    100,000    0        0           0           0                 0              0
               1999    100,000    0        0           0           0                 0              0
----------------------------------------------------------------------------------------------------------------
Christopher    2003    110,000    0        0           0           0                 0              0
Sohn,          2002    110,000    0        0           0           0                 0              0
Director       2001    110,000    0        0           0           0                 0              0
               2000    110,000    0        0           0           0                 0              0
----------------------------------------------------------------------------------------------------------------
Xavier         2003    95,000     0        0           0           0                 0              0
Aguilera,      2002    95,000     0        0           0           0                 0              0
Director       2001    95,000     0        0           0           0                 0              0
               2000    95,000     0        0           0           0                 0              0
               1999    95,000     0        0           0           0                 0              0
----------------------------------------------------------------------------------------------------------------
Michele Janes, 2003    35,000     0        0           0           0                 0              0
Director       2002    35,000     0        0           0           0                 0              0
               2001    35,000     0        0           0           0                 0              0
               2000    35,000     0        0           0           0                 0              0
               1999    35,000     0        0           0           0                 0              0
----------------------------------------------------------------------------------------------------------------

     We have made been no Option/SAR grants or exercises in the last fiscal year reportable under Reg. S-B, 402(c) or (d).

     Termination of Employment and Change of Control Arrangements:

     None.

     Stock purchase options:

     None

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
-----------------------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934, as amended (The "Exchange Act"), requires our officers and directors, and persons who own more than 10% of a registered class of the its equity securities, to file reports of ownership and changes in ownership of our Company equity securities with the Securities and Exchange Commission and NASDAQ. Officers, directors and greater-than 10% shareholders are required by the Securities and Exchange Commission regulation to furnish to our Company with copies of all Section 16(a) that they file.

     (a) Beneficial owners of five percent (5%) or greater, of our common stock:
The following sets forth information with respect to ownership by holders who are not officers or directors of more than five percent (5%) of its common stock known by our Company based upon 119,212,800 shares outstanding at December 31, 2003, and in the event of exercise of all options for our stock.

Title of        Name and Address                           Amount of                 Percent of
Class           of Beneficial Owner                        Beneficial Interest       Class

------------------------------------------------------------------------------------------------
None



     (b) The following sets forth information with respect to our common stock beneficially owned by each Officer and Director, and by all Directors and Officers as a group at December 31, 2003 and in the event of exercise of all options for our stock.

Title of        Name and Address                            Amount of                 Percent of
Class           of Beneficial Owner                         Beneficial Interest       Class

------------------------------------------------------------------------------------------------
Common          Dean Janes (1)                              69,000,000                 42.47%
Stock           (includes shares owned by wife,
                Michele Janes)
                c/o Imaging 3, Inc.
                3200 W. Valhalla Drive
                Burbank, CA  91505

Common          Christopher Sohn (2)                        23,000,000                 14.16%
Stock           c/o Imaging 3, Inc.
                3200 W. Valhalla Drive
                Burbank, CA  91505

Common          Xavier Aguilera (3)                         400,000                    .25%
Stock           c/o Imaging 3, Inc.
                3200 W. Valhalla Drive
                Burbank, CA  91505

Total for officers and directors
as a group (3 persons)                                      92,400,000                 56.88%

(1)  Dean Janes is Chairman and Chief Executive officer of the Company.

(2)  Christopher Sohn is a Director and Chief Operating Officer of the Company.

(3) Xavier Aguilera is Secretary/Treasurer, Director, Senior Vice President, and Chief Financial Officer of the Company.

Each principal shareholder has sole investment power and sole voting power over the shares except when husband and wife share it.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
            --------------------------------------------------------

     Mr. Janes is also the owner of the principal building facility that the Company currently occupies. The Company rents this facility at $7,000 per month on a 25 year lease.

     Dean Janes and Michele Janes are husband and wife.

     No officer, director, or affiliate of the Company has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by the Company through security holdings, contracts, options, or otherwise.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

     Kabani & Company, Inc. completed the audit of the balance sheets as of December 31, 2002, and 2003 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2002, and 2003. In connection with these audits, no disagreement exists with any former Accountant on any matter of accounting principles or practices, financial statements disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of the former Accountant, would have caused the Accountant to make reference in connection with his report to the subject matter of the disagreement(s).

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     Our Articles of Incorporation as amended authorize the issuance of 500,000,000 shares of common stock at no par value. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation.

     Holders of outstanding shares of common stock are entitled to dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up of our affairs, holders are entitled to receive, ratably the net assets of us available to stockholders after distribution is made to the creditors. Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights. All of the issued and outstanding shares of common stock are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional shares of our common stock are issued, the relative interests of then existing stockholders may be diluted.

                             REPORT TO STOCKHOLDERS

     We shall make available annual reports to a stockholders containing audited financial statements reported upon by our independent auditors. We intend to release unaudited quarterly and other interim reports to our stockholders as we deem appropriate.

                          TRANSFER AGENT AND REGISTRAR

     We have engaged Mountain Share Transfer, 1625 Abilene Drive, Broomfield, Colorado 80020, as our transfer agent.


                        LIMITATIONS ON DIRECTOR LIABILITY

     Our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, it is against public policy and is therefore unenforceable.

     Our Board of Directors may alter, amend or repeal our Bylaws by the affirmative vote of at least a majority of the entire Board of Directors, provided that any Bylaws adopted by the Board of Directors may be amended or repealed by our shareholders. Our shareholders may also adopt, repeal, or amend, our Bylaws by the affirmative vote of at least a majority of the shares that are issued and outstanding and entitled to vote.

                              PLAN OF DISTRIBUTION

     Our shares of common stock are being registered for offer and sale from time to time by selling stockholders to purchasers directly or through agents, brokers or dealers. These sales may be made in the over-the-counter market or otherwise at market prices then prevailing or in negotiated transactions. No selling stockholder is obligated to sell any common stock pursuant to this prospectus.

     Selling stockholders and any brokers or dealers participating in the registration of the shares of common stock may be deemed to be "underwriters" under the Securities Act, and any profit on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any broker or dealer may be deemed to be underwriting discounts and commissions under the Securities Act. We are not aware of any arrangement among selling stockholders to sell or refrain from selling any shares of common stock.

     Expenses in connection with the registration of the shares of common stock pursuant to this prospectus, including fees and expenses of our legal counsel and independent auditors, filing fees and printing expenses, will be borne by us. Selling stockholders will bear additional legal expenses that they incur, if any, as well as commissions and discounts received by brokers or dealers in connection with the sale of shares of common stock. We have agreed to indemnify selling stockholders against civil liabilities in connection with the Registration Statement of which this prospectus is a part (the "Registration Statement"), including liabilities under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market making activities for specified periods prior to the commencement of the distribution. In addition, and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of common stock by selling stockholders.

     Selling stockholders and any broker-dealer who may acts in connection with the sale of shares of these persons or entities be deemed to be "underwriters," as that term is defined in the Securities Act. Our selling stockholders will pay or assume brokerage commissions or underwriting discounts incurred in connection with the sale of their shares of common stock and commissions or discounts will not be paid or assumed by us.

                              SELLING STOCKHOLDERS

     Our Registration Statement has been filed pursuant to Rule 415 under the Securities Act to afford our holders of shares of common stock being registered, the opportunity to sell the shares of common stock in a public transaction rather than pursuant to an exemption from the registration and prospectus delivery requirements of the Securities Act.

     We are registering outstanding shares of common stock owned by selling shareholders under the Securities Act. The registration fee related to the registration of these shares is being paid by us. The selling shareholders will be responsible for their own accounting expenses, brokerage commissions or underwriting discounts, and transfer fees incurred in the sale of their shares. The selling security holders intend to sell their shares directly, through agents, dealers, or underwriters in the public market or otherwise on terms and conditions and at prices determined at the time of sale by the selling security holders or as a result of private negotiations between buyer and seller. We will not be assisting the selling security holders in selling their shares. We intend to deliver to the selling security holders copies of a current prospectus to be used in connection with their sales. They will be advised as to the date as of which this prospectus will no longer be current. Expenses of any sale will be borne by the parties as they may agree. We will realize no proceeds from the sale of any of the shares now held by selling shareholders.

     All of our selling security holders are listed below. We are registering the specified shares owned by each selling security holder (concurrent with the effectiveness of the Registration Statement). If all of the selling security holders are successful in offering all of their shares currently owned, they will own no shares. Several selling security holders have held positions or offices with us or have material relationships with us, as noted in the footnotes.

                                                        Shares owned and to be
NAME & ADDRESS                                          offered under Registra
                                                        -tion Statement
-------------------------------------------------------------------------------

Abram Fuks
Los Angeles, CA 90049                                               200,000

Amy L. Frazer
Concord, CA 94521                                                   240,000

Andrew D. Berk
1029 Park Ave, South Pasadena, CA 91030                             200,000

Andrew & Paula Heggie
5 View Street, Woolwich, Sydney NSW, AUS 2110                     1,200,000

Arthur E. Altounian
13000 Hartsook Street, Sherman Oaks, CA 91423                       200,000

Basil "Buzz" Wolfe
32205 Sage Road, Hemet, CA 92544                                     40,000

Boo Za Cho
16429 Westbrook Lane, Cerritos, CA 90703                          1,725,000

Branko & Maria Barbic
6334 Riverton Ave, North Hollywood, CA 91606                        200,000
                                                                    500,000

Brett Cohen
220 S. Clark Drive, Beverly Hills, CA 90211                         200,000

Brian & Caroline Battaglia
9271 Dewey Drive, Garden Grove, CA 92841                            500,000
                                                                    500,000

Brian Tashjian
10224 Falun Dr., Sun Valley, CA 91352                               200,000

Brigid Niesel
1999 Fenton Street, Edgewater, CO 80214                             200,000

Bruce Alden
939 E. Mountain Street, Glendale, CA 91207                          200,000

Bruce H. Tashjian
2100 N. Rose Street, Burbank, CA 91505                              200,000

Bryan G. Crane
3950 Via Dolce # 502, Marina Del Rey, CA 90292                      200,000

Carl G. & Audrey C. Johnson
502 Dahlia Drive, Brentwood, TN 37027                                40,000

Carol R. Warfield
2404 S. 3rd Street, Effingham, IL 62401                             206,000

Carolyn Andrews & Richard Andrews
13918 Skysail St., Corpus Christi, TX 78418                         200,000

Carrie Sherring
1384 Joan Ct., Concord, CA 94521                                    100,000

Charles R. Battaglia, M.D., Inc. Pro. Sh. Tru
65 N. Madison Ave, Suite 405, Pasadena, CA 91101                  1,000,000

Colin Everson
20485 Silver Horn Lane, Monument, CO 80132                          500,000

Corporate Strategies, Inc.
5662 Calle Real #115, Santa Barbara, CA 93117                     1,500,000
                                                                  2,000,000
                                                                  1,200,000

David & Kim Varner
6872 S. Forest Street, Centennial, CO 80122                         200,000

Dane & Nancy Medley
7408 Windlawn Way, Parker, CO 80134                                  40,000
                                                                     40,000
                                                                    640,000

Daniel C. Tronson
1902 Via Justino, San Dimas, CA  91773                              280,000

David Ashley Kraus & Jane Michelle Kraus
9901 Maupin Road, Brentwood, TN 37027                                40,000

David A Zimmermann
1211 Sunset Plaza Drive, Los Angeles, CA 90069                      100,000

David D. Lee
33526 Drill Road, Agua Dulce, CA 91390                              200,000

David S. Tronson
12473 Gladstone Ave. #G, Sylmar, CA  91342                          200,000

Deborah C. Cole Van der Touw
P.O. Box 875, Nolensville, TN 37135                                 200,000
                                                                    560,000
                                                                     60,000
                                                                    380,000

Declaration of Trust of Charles E. Tronson & Mary Jane Tronson
8536 Keokuk Ave., Canoga Park, CA  91306                            200 000

Delaware Charter Trust, FBO Charlene Testa
848 North Avon Street, Burbank, CA 91505                          1,000,000

Denise G. Hoffman
15642 Greenstone Circle, Parker, CO 80134                            40,000
                                                                     80,000

Derek & Susan Johansen
2434 Ozone Court, Hermosa Beach, CA 90254                           200,000

Derek Sanders
3010 W. Yorkshire Dr. Apt. 2147, Phoenix, AZ 85027                  220,000

Dewitt C. Bishop Jr.
15455 Glenoaks Blvd. #424, Sylmar, CA 91342                         100,000

Donald Staub
12613 E. 2100th Rd., Marshall, IL 62441                             200,000

Donna J. Altounian
6711 Forest Lawn Dr., Los Angeles, CA 90068                         120,000

E. Xavier & Maria R. Aguilera
16827 Halsey St., Granada Hills, CA 91344                           400,000

Eric R. Belusa
3088 Windmil Canyon Dr., Clayton, CA 94517                          400,000

Erwin and Natasa de Wolff
Beblerjevtrg 14, 1000 Ljubljana, Slovenia                           640,000

Ester Lee and Edward Bouryng
1145 Bellview Rd., McLean, VA 22102                               1,200,000

Four Ts
801 S. Victory Blvd., Burbank, CA 91502                             200,000

Frank Donatelli
4224 W. Verdugo Ave., Burbank, CA 91505                             200,000

Fu Xin Lei
2655 Thorpe Ave., Los Angeles, CA 90065                             200,000

Garabed Djiguerian
3402 Conata St., Duarte, CA 91010                                   100,000

Gary A. Friedman
17014 Cantlay St., Van Nuys, CA 91406                               200,000

Gary D. & S. Denise Imhoff
38918 FM 2979, Hempstead, TX 77445                                   40,000

Gary G. Warren & Nancy A. Warren TTEE
27744 N. Ron Ridge Dr., Saugus, CA 91350                            200,000

Gary Stephenson
7504 Trask Ave., Playa del Rey, CA 90293                            200,000
                                                                    200,000

Gene Ranney
15455 Glenoaks Blvd. #191, Sylmar, CA 91342                         100,000

Gerald B. Wilcox
105 Calle Ventoso W., Santa Fe, NM 87506                            400,000
                                                                    200,000
                                                                    160,000

Gerald E. Hazen
12612 SE 221st Pl., Kent, WA 98031                                  260,000

Glenn & Susan Martin
5819 Oakdale Ave., Woodland Hills, CA 91367                         200,000

Glenn Ratzlaff
5246 St. George Rd., Westminster, CA 92683                          300,000

Greg Hampson and Carol Hampson
1416 Nadeau Dr., Los Angeles, CA 90019                              200,000
                                                                    200,000
                                                                    200,000

Gregory Tashjian
6229 Klump Ave., North Hollywood, CA 91606                          200,000

Grigor & Leana Mkrtchyan
708 S. Sunset Cyn Dr., Burbank, CA 91501                            400,000
                                                                  1,600,000

Gregory R. Kuhn & Debra J. Kuhn as TTE of Kuhn's Revocable
Trust
6046 Penfield Ave., Woodland Hills, CA 91367                        200,000

Harinder S. Dhillon
94 Sommer Ln., Goleta, CA 93117                                     200,000

Hector Monterosso
4012 Cobble Ct., Palmdale, CA 93551                                 400,000

Holly A. Killion
36 Glacier Pl., Livermore, CA 94551                                 200,000

Ike Balian
1533 N. Kingsley Dr., Los Angeles, CA 90027                         400,000

James H. Dupont
7660 S. Derby Court, Tucson, AZ 85746                               200,000

James Kirk Kahla
697 Cento Court, Twin Falls, ID 83301                               400,000

James L. Bartlett, III
5662 Calle Real, #115, Santa Barbara, CA  93117                   1,009,200

James L. & Doris M. Innes
4667 Bluff Drive, South Brunswick, NC 28470                         500,000

James Lee
14002 Avenida Espana, La Mirada, CA 90638                         2,300,000

James P. LaWare/Kimberly E. Conlin
1408 Larkwood, Austin, TX 78723                                      40,000

Jason Kabalin
1525 Trawler St., Discovery Bay, CA 94514                           200,000
                                                                    160,000

Jeannie M. Melancon
25738 SE 41st St., Issaquah, WA 98029                               200,000

Jeffery K. Lee
2030 S. Saber Rd., Casper, WY 82604                                 400,000

John C. Gunderson
8650 Gulana Ave., #C-1068, Playa Del Rey, CA 90293                  200,000

John Pulliam
307 Freitas Ct., Danville, CA 94526                                 300,000

John Tronson
5112 Quakertown Ave., Woodland Hills, CA  91364                     200,000

Jonathan E. Boatwright
1416 Clairmonte Cr., Franklin, TN 37064                              40,000

Jonathan Lei
278 Ellwood Beach Dr., #20, Goleta, CA 93117                        400,000

Josh & Michelle Holm
3439 Grasswood Dr., El Sobrante, CA 94803                            40,000

Julie Anne O'Rear
469 Deseo Ave., Camarillo, CA 93010                               4,000,000

Kari Negri
10160 Toluca Lake, Toluca Lake, CA 91602                            200,000

Karl Adler
20828 Shine Dr., Saugus, CA 91350                                   200,000

Kathryn Janes & Wendy L. Whitaker
P.O. Box 470, 23 Woodland Ave., Kingston, OH  45644                 100,000

Kevin O. & Brenda B. Schroeder
6852 Jardines Drive, Huntington Beach, CA 92647                     200,000

Kevin W. Murphy
515 San Fernando St., San Diego, CA 92106                           200,000

Kristin M. Valenzuela
8536 Keokuk Ave., Winnetka, CA  91306                               200,000

Kimberly A. Cochran
20161 Canyon View Dr., Canyon Country, CA 91351                     200,000

Larry Cogan
18854 Hatteras St., Unit 14, Tarzana, CA 91356                      200,000

Lauren & Nicholas Doko
30 Stratford, Irvine, CA 92620                                      400,000

Lawrence J. Brenner
1719 Ocean Front St., Apt. C, San Diego, CA 92107                   200,000

Leonard A. Feigenbaum, M.D.
3900 Westfall Dr., Encino, CA 91436                                 200,000
                                                                    600,000

Leonard J. & Lolita B. Altmayer TTEES
1241 Oakglen Ave., Arcadia, CA 91006                                200,000

Lindsay Harding
224 Ilene Dr., Pleasant Hill, CA 94523                              200,000

Lisa Cheek
1144 17th Street #11, Santa Monica, CA 90403                        200,000

Luke Clauson
1235 Mills Street, Menlo Park, CA 94025                             300,000

Marco Daniel Santos
933 North Naomi Street, Burbank, CA 91505                           200,000
                                                                    200,000

Margaret A. Giardini
15 Ranch Trail Ct., Orchard Park, NY 14127                          200,000

Margreet Korpershoek
Recompensapark 28, Willemstad, Curacao                              200,000
                                                                    200,000

Mario Barbic
6334 Riverton Ave., North Hollywood, CA 91606                       300,000
                                                                    200,000

Mark Constestabile
3389 Somerset Trace, Marietta, GA  30067                            200,000

Mark Evanoff
27363 Landon Place, Valencia, CA 91354                              200,000

Mark V. Dziak
427 Canyon Vista Dr., Los Angeles, CA 90065                         200,000
                                                                    200,000

Mary E. Falso
4044 N. 151st Dr., Goodyear, AZ 85338                               200,000

Matt Logan
3250 Parkvista Dr., La Crescenta, CA 91214                          200,000

Max E. Rodriguez & Elizabeth Rodriguez
4156 Ocean Dr., Oxnard, CA 93035                                    200,000

Michael W. Nessen
2450 Bywood Drive, Glendale, CA 91206                               200,000

Mitchell B. Cohen
11342 Weatherby Road, Rossmoor, CA 90720                            200,000

Michele L. Cotta
6723 Corte Santa Maria, Pleasanton, CA 94566                         40,000

Mohammadali Vaghar
925 Alexandra Court, Oak Park, A  91377                             200,000

Natalie Barizian
8611 Marklein Avenue, North Hills, CA 91343                         200,000

Null Family Living Trust
1776 Roxbury Drive, Concord, CA 94519                               120,000

Orebar Unit Trust
401 Church Road, Taigum, QLD                                      1,200,000

Origin Industries Superannuation Fund
5 View Street, Woolwich, Sydney NSW, AUS                            600,000

Patrick Coggins
5043 Roundup Rd., Norco, CA  92860                                  400,000

Paul R. Reeb III
2431 Willow Street, San Diego, CA 92106                             600,000
                                                                    607,800

Paul Skach
3233 Osage Street, #1D, Denver, CO 80211                            200,000

Paul Hoen
235 S. Ardmore Avenue, Los Angeles, CA 90004                        200,000
                                                                    400,000

Paul W. Ronan
4998 Olive Drive, Concord, CA 94521                                 100,000

Peter Chakos
16140 Moorpark Street, Encino, CA 91436                             200,000

Phillip A. Conlin & Alice M. Conlin
108 E. Hawthorne, Effingham, IL 62401                               100,000

Private Life, LLC
588 43rd Avenue, San Francisco, CA 94121                            800,000

Rayann Congrove & Rebecca E-M Williams
492 Northwoods Dr., Chillicothe, OH  45601                        1,200,000

R. Contestabile
4 Shire, Coto De Caza, CA  92679                                    400,000

R.M. Verhoff
Scherpenberg 8a, 7381 AH Klarenbeek, NL                             228,000
                                                                    200,000
                                                                     60,000
                                                                    200,000

Richard & Anne Madden
4255 Madison Avenue, Culver City, CA 90232                          200,000

Richard P. Chao & Grace A. Chao
2127 Rimcrest Drive, Glendale, CA 91207                             200,000

Richard J. Klug
27415 146 Avenue SE, Kent, WA 98042                                 320,000

Richard P. Innes
1301 Saxony Lake Drive, Anitoch, TN 37013                           400,000

Richard Pavese
6008 East Sage Drive, Scottsdale, AZ 85253                        1,000,000

Richard Peters
1521 Via Arco, Palos Verdes Estates, CA 90274                       280,000

Richard W. Mobley
2740 SW 342nd Street, Federal Way, WA 98023                         400,000

Robert Cavalleri
6441 N. Tierra de las Catalinas, Tucson, AZ 85718                   200,000

Robert D. Bledsoe
221 Cedar Grove Drive, Byhalia, MS 38611                             80,000

Robert D. King
3029 Denice Way, Cottonwood, CA 96022                               400,000

Roger & Kim Marshall                                                200,000
932 Vanguard Street, Lakeway, TX 78734

Ronald Belusa                                                       200,000
210 Omira Drive, San Jose, CA 95123

Ross Anderson
445 Strathmore Lane, Apt. #115, Lafayette, CO 80026                 200,000

Sam & Nancy Spear
4128 Mentone Avenue, Culver City, CA 90232                          200,000

Sandra L. Workman and Mark D. Workman
328 Baronswood Drive, Nolensville, TN 37135                         200,000

Scott Piwonka-Totten
6624 Allott Avenue, Valley Glen, CA 91401                           200,000

Scott Steele
180 Putter Drive, Brentwood, CA 94513                               400,000

Sean J. Ronan
2342 Charlotte Avenue, Concord, CA 94518                             44,000

Serenity Now Investment Club
1322 S. Idalia Street, Aurora, CO 80017                             200,000

Sharokina Arsenus
1342 N. Brighton, Burbank, CA 91506                                 400,000

SINEX Inc.
4361 Noeline Avenue, Encino, CA 91436                               600,000

Steve Shakespeare
13233 Fiji Way, Unit H, Marina Del Rey, CA 90292                    200,000

Steve Timmerman
1551 Berkeley Street, Apt. F, Santa Monica, CA 90404                200,000

Steven R. Nessen
1310 Bruce Avenue, Glendale, CA 91202                               200,000

Steven Van der Touw
Rusanova 2a, 1000 Zagreb, Croatia                                    40,000

Sunshine Anesthesia Pension-Profit Trust
39510 Paseo Padre Parkway #350, Fremont, CA 94538                 2,000,000

Terri R. Hartman
822 El Monte Street, Twin Falls, ID 83301                           200,000

The Corporate Advocate
9045 Haven Avenue, Suite #109, Rancho Cucamonga, CA 91730            80,000

Thomas Edward Blackburn
13133 Dewey Street, Los Angeles, CA 90066                           200,000

Thor Eric Lee
264 Larcom Street, Thousand Oaks, CA  90066                         200,000

Timothy F Garritty
725 9th Street, Hermosa Beach, CA 90254                             100,000

Timothy Kaiser
1935 Midwick Drive, Altadena, CA 91001                              200,000
                                                                    400,000

Travis & Paula Dyhrkopp
14916 E. Mountain View Ct., Scottsdale, AZ 85268                    200,000

Trust of Frances Bush-Ruggeri
215 N. Buena Vista Street, Burbank, CA 91507                        200,000

TSB Energy, LLC.
1345 Greenwood Ave., Wilmette, IL  60091                          1,000,000

Vernon Christopher Steele
5504 Marlin Court, Discovery Bay, CA 94515                          200,000

Victoria Keller
2471 Trevino Way, Fairfield, CA 94534                               200,000

W. Clauson & M. Schuchard Trustee's for Clauson Family
Trust...4.23.93
39510 Paseo Padre Parkway, #350
Fremont, CA 94538                                                   800,000
                                                                    400,000

Wendy Sue Jacobsen
26731 Schrey Place, Santa Clarita, CA 91351                         200,000

Wilfried A.E. Pieters
Heestenweg 35G, B-222 Itegem, Belgium                             2,000,000

William H. Ayres, Jr.
12772 Winter Street, Moorpark, CA 93021                             400,000

     Total Shares Subject to Registration                        70,000,000


                         DETERMINATION OF OFFERING PRICE

     There has been no market for the shares of our common stock. The offering price will be based upon the market price at the time of sale of shares now out-standing. There is no direct relation between any price and the assets, book value, shareholders' equity or net worth of our company.

                                  LEGAL MATTERS

     The law firm of Michael A. Littman, 7609 Ralston Road, Arvada, Colorado 80002, has acted as our counsel in connection with this Offering.

                                     EXPERTS

     Our financial statements as of December 31, 2002 and December 31, 2003 have been included in the Registration Statement in reliance upon the report of Kabani & Company, Inc., independent auditor, and upon the authority of said firm as experts in accounting and auditing.

                         WHERE YOU CAN FIND INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission, Washington, D.C., relating to the securities offered. For further information with respect to us and the securities offered, you may review the Registration Statement, including the exhibits, without charge at the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or inspected and copied at, and obtained at prescribed rates from, the Public Reference Section of the Securities and Exchange Commission at its principal office at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

     IN ADDITION, WE FILE REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC. YOU MAY READ AND COPY ANY DOCUMENT WE FILE AT THE SEC'S PUBLIC REFERENCE ROOMS IN WASHINGTON, D.C., NEW YORK, NEW YORK AND CHICAGO, ILLINOIS. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE ROOMS. OUR SEC FILINGS ARE ALSO AVAILABLE TO THE PUBLIC ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

                                     PART II

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is a statement of expenses expected to be incurred by the company in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions.

                  Legal Fees                                  $35,000
                  Accounting Fees *                           $25,000
                  Filing Fees *                               $2,000
                  Printing & Engraving *
                  share certificates and prospectuses         $1,000
                  Non-Accountable Expenses                    $0

                  (*  Estimates Only)

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Within the last three (3) years, the following sales have been made of the Company's $.001 par value voting common stock. Consideration received is shown.

     A total of 164 shareholders who paid $0.025 per share for 70,000,000 shares for total cash consideration of $1,750,000. The offering and sales of the shares was made in reliance upon the exemptions contained in Sec. (6) of the Securities Act of 1933.

     Some shareholders made multiple purchases over time and the purchase information is listed on the open lines that follow their names.

     All the purchases occurred within the last three (3) years.



                                                               PRICE PER                           DATE OF           NUMBER OF
NAME & ADDRESS                                                 SHARE              CONSIDERATION    PURCHASE          SHARES
-------------------------------------------------------------- -------------- ---------------- ----------------- ------------------


SHARES SUBJECT TO REGISTRATION

Abram Fuks
Los Angeles, CA 90049                                                 $0.025           $5,000          05/13/04            200,000

Amy L. Frazer
Concord, CA 94521                                                     $0.025           $6,000          04/20/04            240,000

Andrew D. Berk
1029 Park Ave, South Pasadena, CA 91030                               $0.025           $5,000          02/11/04            200,000

Andrew & Paula Heggie
5 View Street, Woolwich, Sydney NSW, AUS 2110                         $0.025          $30,000          07/31/03          1,200,000

Arthur E. Altounian
13000 Hartsook Street, Sherman Oaks, CA 91423                         $0.025           $5,000          02/11/04            200,000

Basil "Buzz" Wolfe
32205 Sage Road, Hemet, CA 92544                                      $0.025           $1,000          05/27/04             40,000

Boo Za Cho
16429 Westbrook Lane, Cerritos, CA 90703                              $0.025          $43,125          10/03/01          1,725,000

Branko & Maria Barbic
6334 Riverton Ave, North Hollywood, CA 91606                          $0.025           $5,000          08/05/03            200,000

                                                                      $0.025          $12,500          12/22/03            500,000

                                       54

Brett Cohen
220 S. Clark Drive, Beverly Hills, CA 90211                           $0.025           $5,000          12/18/03            200,000

Brian & Caroline Battaglia
9271 Dewey Drive, Garden Grove, CA 92841                              $0.025          $12,500          06/23/03            500,000

                                                                      $0.025          $12,500          10/29/03            500,000

Brian Tashjian
10224 Falun Dr., Sun Valley, CA 91352                                 $0.025           $5,000          05/17/04            200,000

Brigid Niesel
1999 Fenton Street, Edgewater, CO 80214                               $0.025           $5,000          01/29/04            200,000

Bruce Alden
939 E. Mountain Street, Glendale, CA 91207                            $0.025           $5,000          02/25/04            200,000

Bruce H. Tashjian
2100 N. Rose Street, Burbank, CA 91505                                $0.025           $5,000          05/20/04            200,000

Bryan G. Crane
3950 Via Dolce # 502, Marina Del Rey, CA 90292                        $0.025           $5,000          02/25/04            200,000

Carl G. & Audrey C. Johnson
502 Dahlia Drive, Brentwood, TN 37027                                 $0.025           $1,000          08/04/03             40,000

Carol R. Warfield
2404 S. 3rd Street, Effingham, IL 62401                               $0.025           $5,150          05/06/04            206,000

Carolyn Andrews & Richard Andrews
13918 Skysail St., Corpus Christi, TX 78418                           $0.025           $5,000          06/08/04            200,000

Carrie Sherring
1384 Joan Ct., Concord, CA 94521                                      $0.025           $2,500          05/11/04            100,000

Charles R. Battaglia, M.D., Inc. Pro. Sh. Tru
65 N. Madison Ave, Suite 405, Pasadena, CA 91101                      $0.025          $25,000          11/03/03          1,000,000

Colin Everson
20485 Silver Horn Lane, Monument, CO 80132                            $0.025          $12,500          02/11/04            500,000

Corporate Strategies, Inc.
5662 Calle Real #115, Santa Barbara, CA 93117                         $0.025          $37,500          04/27/04          1,500,000

                                                                      $0.025          $50,000          05/19/04          2,000,000

                                                                      $0.025          $30,000          05/28/04          1,200,000

                                       55

David & Kim Varner
6872 S. Forest Street, Centennial, CO 80122                           $0.025           $5,000          02/11/04            200,000

Dane & Nancy Medley
7408 Windlawn Way, Parker, CO 80134                                   $0.025           $1,000          07/30/03             40,000

                                                                      $0.025           $1,000          09/02/03             40,000

                                                                      $0.025          $16,000          01/26/04            640,000

Daniel C. Tronson
1902 Via Justino, San Dimas, CA 91773                                 $0.025           $7,000          07/02/04            280,000

David Ashley Kraus & Jane Michelle Kraus
9901 Maupin Road, Brentwood, TN 37027                                 $0.025           $1,000          08/04/03             40,000

David A Zimmermann
1211 Sunset Plaza Drive, Los Angeles, CA 90069                        $0.025           $2,500          05/12/04            100,000

David D. Lee
33526 Drill Road, Agua Dulce, CA 91390                                $0.025           $5,000          04/14/04            200,000

David S. Tronson
12473 Gladstone Ave #G, Sylmar, CA 91342                              $0.025           $5,000          07/02/04            200,000

Deborah C. Cole Van der Touw
P.O. Box 875, Nolensville, TN 37135                                   $0.025           $5,000          02/14/03            200,000
                                                                      $0.025          $14,000          05/19/03            560,000
                                                                      $0.025           $1,500          07/28/03             60,000
                                                                      $0.025           $9,500          10/07/03            380,000

Declaration of Trust of: Charles E. Tronson & Mary Jane
Tronson
8536 Keokuk Ave, Canoga Park, CA 91306                                $0.025           $5,000          07/02/04            200,000

Delaware Charter Trust, FBO Charlene Testa
848 North Avon Street, Burbank, CA 91505                              $0.025          $25,000          08/11/03          1,000,000

Denise G. Hoffman
15642 Greenstone Circle, Parker, CO 80134                             $0.025           $1,000          08/25/03             40,000
                                                                      $0.025           $2,000          01/16/04             80,000

Derek & Susan Johansen
2434 Ozone Court, Hermosa Beach, CA 90254                             $0.025           $5,000          02/17/04            200,000

Derek Sanders
3010 W. Yorkshire Dr. Apt. 2147, Phoenix, AZ 85027                    $0.025           $5,500          02/13/04            220,000

Dewitt C. Bishop Jr.
15455 Glenoaks Blvd. #424, Sylmar, CA 91342                           $0.025           $2,500          05/03/04            100,000

Donald Staub
12613 E. 2100th Rd., Marshall, IL 62441                               $0.025           $5,000          05/12/04            200,000

Donna J. Altounian
6711 Forest Lawn Dr., Los Angeles, CA 90068                           $0.025           $3,000          04/19/04            120,000

                                       56

E. Xavier & Maria R. Aguilera
16827 Halsey St., Granada Hills, CA 91344                             $0.025          $10,000          12/12/03            400,000

Eric R. Belusa
3088 Windmil Canyon Dr., Clayton, CA 94517                            $0.025          $10,000          04/16/04            400,000

Erwin and Natasa de Wolff
Beblerjevtrg 14, 1000 Ljubljana, Slovenia                             $0.025          $16,000          10/24/03            640,000

Ester Lee and Edward Bouryng
1145 Bellview Rd., McLean, VA 22102                                   $0.025          $30,000          05/12/04          1,200,000

Four Ts
801 S. Victory Blvd., Burbank, CA 91502                               $0.025           $5,000          05/17/04            200,000

Frank Donatelli
4224 W. Verdugo Ave., Burbank, CA 91505                               $0.025           $5,000          01/23/04            200,000

Fu Xin Lei
2655 Thorpe Ave., Los Angeles, CA 90065                               $0.025           $5,000          01/28/04            200,000

Garabed Djiguerian
3402 Conata St., Duarte, CA 91010                                     $0.025           $2,500          12/11/03            100,000

Gary A. Friedman
17014 Cantlay St., Van Nuys, CA 91406                                 $0.025           $5,000          04/02/04            200,000

Gary D. & S. Denise Imhoff
38918 FM 2979, Hempstead, TX 77445                                    $0.025           $1,000          08/04/03             40,000

Gary G. Warren & Nancy A. Warren TTEE
27744 N. Ron Ridge Dr., Saugus, CA 91350                              $0.025           $5,000          02/19/04            200,000

Gary Stephenson
7504 Trask Ave., Playa del Rey, CA 90293                              $0.025           $5,000          01/28/04            200,000
                                                                      $0.025           $5,000          05/06/04            200,000

Gene Ranney
15455 Glenoaks Blvd. #191, Sylmar, CA 91342                           $0.025           $2,500          04/30/04            100,000

Gerald B. Wilcox
105 Calle Ventoso W., Santa Fe, NM 87506                              $0.025          $10,000          12/30/03            400,000
                                                                      $0.025           $5,000          02/27/04            200,000
                                                                      $0.025           $4,000          07/06/04            160,000

Gerald E. Hazen
12612 SE 221st Pl., Kent, WA 98031                                    $0.025           $6,500          02/17/04            260,000

Glenn & Susan Martin
5819 Oakdale Ave., Woodland Hills, CA 91367                           $0.025           $5,000          02/26/04            200,000

Glenn Ratzlaff
5246 St. George Rd., Westminster, CA 92683                            $0.025           $7,500          02/18/04            300,000

Greg Hampson and Carol Hampson
1416 Nadeau Dr., Los Angeles, CA 90019                                $0.025           $5,000          01/16/04            200,000
                                                                      $0.025           $5,000          01/28/04            200,000
                                                                      $0.025           $5,000          04/30/04            200,000

                                       57

Gregory Tashjian
6229 Klump Ave., North Hollywood, CA 91606                            $0.025           $5,000          05/17/04            200,000

Grigor & Leana Mkrtchyan
708 S. Sunset Cyn Dr., Burbank, CA 91501                              $0.025          $10,000          12/19/03            400,000
                                                                      $0.025          $40,000          12/30/03          1,600,000

Gregory R. Kuhn & Debra J. Kuhn as TTE of Kuhn's Revocable
Trust
6046 Penfield Ave., Woodland Hills, CA 91367                          $0.025           $5,000          02/19/04            200,000

Harinder S. Dhillon
94 Sommer Ln., Goleta, CA 93117                                       $0.025           $5,000          02/11/04            200,000

Hector Monterosso
4012 Cobble Ct., Palmdale, CA 93551                                   $0.025          $10,000          12/12/03            400,000

Holly A. Killion
36 Glacier Pl., Livermore, CA 94551                                   $0.025           $5,000          05/12/04            200,000

Ike Balian
1533 N. Kingsley Dr., Los Angeles, CA 90027                           $0.025          $10,000          12/12/03            400,000

James H. Dupont
7660 S. Derby Court, Tucson, AZ 85746                                 $0.025           $5,000          04/19/04            200,000

James Kirk Kahla
697 Cento Court, Twin Falls, ID 83301                                 $0.025          $10,000          02/18/04            400,000

James L. Bartlett III
5662 Calle Real #115, Santa Barbara, CA 93117                         $0.025          $25,230          07/06/04          1,009,200

James L. & Doris M. Innes
4667 Bluff Drive, South Brunswick, NC 28470                           $0.025          $12,500          02/24/04            500,000

James Lee
14002 Avenida Espana, La Mirada, CA 90638                             $0.025          $57,500          02/06/02          2,300,000

James P. LaWare/Kimberly E. Conlin
1408 Larkwood, Austin, TX 78723                                       $0.025           $1,000          05/24/04             40,000

Jason Kabalin
1525 Trawler St., Discovery Bay, CA 94514                             $0.025           $5,000          04/19/04            200,000
                                                                      $0.025           $4,000          05/07/04            160,000

Jeannie M. Melancon
25738 SE 41st St., Issaquah, WA 98029                                 $0.025           $5,000          05/11/04            200,000

                                       58

Jeffery K. Lee
2030 S. Saber Rd., Casper, WY 82604                                   $0.025          $10,000          02/17/04            400,000

John C. Gunderson
8650 Gulana Ave., #C-1068, Playa Del Rey, CA 90293                    $0.025           $5,000          05/10/04            200,000

John Pulliam
307 Freitas Ct., Danville, CA 94526                                   $0.025           $7,500          05/11/04            300,000

John Tronson
5112 Quakertown Ave, Woodland Hills, CA 91364                         $0.025           $5,000          06/29/04            200,000

Jonathan E. Boatwright
1416 Clairmonte Cr., Franklin, TN 37064                               $0.025           $1,000          08/04/03             40,000

Jonathan Lei
278 Ellwood Beach Dr., #20, Goleta, CA 93117                          $0.025          $10,000          01/28/04            400,000

Josh & Michelle Holm
3439 Grasswood Dr., El Sobrante, CA 94803                             $0.025           $1,000          05/14/04             40,000

Julie Anne O'Rear
469 Deseo Ave., Camarillo, CA 93010                                   $0.025         $100,000          10/23/03          4,000,000

Kari Negri
10160 Toluca Lake, Toluca Lake, CA 91602                              $0.025           $5,000          01/23/04            200,000

Karl Adler
20828 Shine Dr., Saugus, CA 91350                                     $0.025           $5,000          05/17/04            200,000

Kathryn Janes & Wendy L. Whitaker
P.O. Box 470, 23 Woodland Ave, Kingston, OH 45644                     $0.025           $2,500          06/24/04            100,000

Kevin O. & Brenda B. Schroeder
6852 Jardines Drive, Huntington Beach, CA 92647                       $0.025           $5,000          03/16/04            200,000

Kevin W. Murphy
515 San Fernando St., San Diego, CA 92106                             $0.025           $5,000          06/10/04            200,000

Kristin M. Valenzuela
8536 Keokuk Ave, Winnetka, CA 91306                                   $0.025           $5,000          07/02/04            200,000

Kimberly A. Cochran
20161 Canyon View Dr., Canyon Country, CA 91351                       $0.025           $5,000          01/23/04            200,000

Larry Cogan
18854 Hatteras St., Unit 14, Tarzana, CA 91356                        $0.025           $5,000          04/14/04            200,000

Lauren & Nicholas Doko
30 Stratford, Irvine, CA 92620                                        $0.025          $10,000          05/11/04            400,000

                                       59

Lawrence J. Brenner
1719 Ocean Front St., Apt. C, San Diego, CA 92107                     $0.025           $5,000          05/12/04            200,000

Leonard A. Feigenbaum, M.D.
3900 Westfall Dr., Encino, CA 91436                                   $0.025           $5,000          10/29/03            200,000
                                                                      $0.025          $15,000          01/07/04            600,000

Leonard J. & Lolita B. Altmayer TTEES
1241 Oakglen Ave., Arcadia, CA 91006                                  $0.025           $5,000          02/25/04            200,000

Lindsay Harding
224 Ilene Dr., Pleasant Hill, CA 94523                                $0.025           $5,000          05/12/04            200,000

Lisa Cheek
1144 17th Street #11, Santa Monica, CA 90403                          $0.025           $5,000          03/16/04            200,000

Luke Clauson
1235 Mills Street, Menlo Park, CA 94025                               $0.025           $7,500          06/16/04            300,000

Marco Daniel Santos
933 North Naomi Street, Burbank, CA 91505                             $0.025           $5,000          08/06/03            200,000
                                                                      $0.025           $5,000          12/19/03            200,000

Margaret A. Giardini
15 Ranch Trail Ct., Orchard Park, NY 14127                            $0.025           $5,000          03/03/04            200,000

Margreet Korpershoek
Recompensapark 28, Willemstad, Curacao                                $0.025           $5,000          09/23/03            200,000
                                                                      $0.025           $5,000          10/16/03            200,000

Mario Barbic
6334 Riverton Ave., North Hollywood, CA 91606                         $0.025           $7,500          08/05/03            300,000
                                                                      $0.025           $5,000          12/18/03            200,000

Mark Contestabile
3389 Somerset Trace, Marietta, GA 30067                               $0.025           $5,000          07/06/04            200,000

Mark Evanoff
27363 Landon Place, Valencia, CA 91354                                $0.025           $5,000          01/28/04            200,000

Mark V. Dziak
427 Canyon Vista Dr., Los Angeles, CA 90065                           $0.025           $5,000          02/25/04            200,000
                                                                      $0.025           $5,000          05/27/04            200,000

Mary E. Falso
4044 N. 151st Dr., Goodyear, AZ 85338                                 $0.025           $5,000          04/16/04            200,000

Matt Logan
3250 Parkvista Dr., La Crescenta, CA 91214                            $0.025           $5,000          04/07/04            200,000

Max E. Rodriguez & Elizabeth Rodriguez
4156 Ocean Dr., Oxnard, CA 93035                                      $0.025           $5,000          04/20/04            200,000

                                       60

Michael W. Nessen
2450 Bywood Drive, Glendale, CA 91206                                 $0.025           $5,000          02/19/04            200,000

Mitchell B. Cohen
11342 Weatherby Road, Rossmoor, CA 90720                              $0.025           $5,000          01/12/04            200,000

Michele L. Cotta
6723 Corte Santa Maria, Pleasanton, CA 94566                          $0.025           $1,000          04/27/04             40,000

Mohammadali Vaghar
925 Alexandra Court, Oak Park, CA 91377                               $0.025           $5,000          06/29/04            200,000

Natalie Barizian
8611 Marklein Avenue, North Hills, CA 91343                           $0.025           $5,000          12/12/03            200,000

Null Family Living Trust
1776 Roxbury Drive, Concord, CA 94519                                 $0.025           $3,000          05/12/04            120,000

Orebar Unit Trust
401 Church Road, Taigum, QLD                                          $0.025          $30,000          04/07/04          1,200,000

Origin Industries Superannuation Fund
5 View Street, Woolwich, Sydney NSW, AUS                              $0.025          $15,000          11/10/03            600,000

Patrick Coggins
5043 Roundup Rd, Norco, CA 92860                                      $0.025          $10,000          07/02/04            400,000

Paul R. Reeb III
2431 Willow Street, San Diego, CA 92106                               $0.025          $15,000          11/11/03            600,000
                                                                      $0.025          $15,195          12/16/03            607,800

Paul Skach
3233 Osage Street, #1D, Denver, CO 80211                              $0.025           $5,000          01/29/04            200,000

Paul Hoen
235 S. Ardmore Avenue, Los Angeles, CA 90004                          $0.025           $5,000          01/16/04            200,000
                                                                      $0.025          $10,000          05/04/04            400,000

Paul W. Ronan
4998 Olive Drive, Concord, CA 94521                                   $0.025           $2,500          05/28/04            100,000

Peter Chakos
16140 Moorpark Street, Encino, CA 91436                               $0.025           $5,000          04/02/04            200,000

Phillip A. Conlin & Alice M. Conlin
108 E. Hawthorne, Effingham, IL 62401                                 $0.025           $2,500          05/12/04            100,000

Private Life, LLC
588 43rd Avenue, San Francisco, CA 94121                              $0.025          $20,000          04/30/04            800,000

Rayann Congrove & Rebecca E-M Williams
492 Northwoods Dr, Chillicothe, OH 45601                              $0.025          $30,000          06/24/04          1,200,000

R. Contestabile
4 Shire, Coto De Caza, CA 92679                                       $0.025          $10,000          07/02/04            400,000

                                       61

R.M. Verhoff
Scherpenberg 8a, 7381 AH Klarenbeek, NL                               $0.025           $5,700          08/05/03            228,000
                                                                      $0.025           $5,000          10/20/03            200,000
                                                                      $0.025           $1,500          11/25/03             60,000
                                                                      $0.025           $5,000          11/26/03            200,000

Richard & Anne Madden
4255 Madison Avenue, Culver City, CA 90232                            $0.025           $5,000          03/15/04            200,000

Richard P. Chao & Grace A. Chao
2127 Rimcrest Drive, Glendale, CA 91207                               $0.025           $5,000          10/01/03            200,000

Richard J. Klug
27415 146 Avenue SE, Kent, WA 98042                                   $0.025           $8,000          02/17/04            320,000

Richard P. Innes
1301 Saxony Lake Drive, Anitoch, TN 37013                             $0.025          $10,000          01/14/04            400,000

Richard Pavese
6008 East Sage Drive, Scottsdale, AZ 85253                            $0.025          $25,000          12/19/02          1,000,000

Richard Peters
1521 Via Arco, Palos Verdes Estates, CA 90274                         $0.025           $7,000          01/05/04            280,000

Richard W. Mobley
2740 SW 342nd Street, Federal Way, WA 98023                           $0.025          $10,000          12/29/03            400,000

Robert Cavalleri
6441 N. Tierra de las Catalinas, Tucson, AZ 85718                     $0.025           $5,000          04/16/04            200,000

Robert D. Bledsoe
221 Cedar Grove Drive, Byhalia, MS 38611                              $0.025           $2,000          09/19/03             80,000

Robert D. King
3029 Denice Way, Cottonwood, CA 96022                                 $0.025          $10,000          02/27/04            400,000

Roger & Kim Marshall                                                  $0.025           $5,000          04/23/04            200,000
932 Vanguard Street, Lakeway, TX 78734

Ronald Belusa                                                         $0.025           $5,000          04/19/04            200,000
210 Omira Drive, San Jose, CA 95123

Ross Anderson
445 Strathmore Lane, Apt. #115, Lafayette, CO 80026                   $0.025           $5,000          02/27/04            200,000

Sam & Nancy Spear
4128 Mentone Avenue, Culver City, CA 90232                            $0.025           $5,000          01/02/04            200,000

                                       62

Sandra L. Workman and Mark D. Workman
328 Baronswood Drive, Nolensville, TN 37135                           $0.025           $5,000          10/07/03            200,000

Scott Piwonka-Totten
6624 Allott Avenue, Valley Glen, CA 91401                             $0.025           $5,000          04/09/04            200,000

Scott Steele
180 Putter Drive, Brentwood, CA 94513                                 $0.025          $10,000          04/19/04            400,000

Sean J. Ronan
2342 Charlotte Avenue, Concord, CA 94518                              $0.025           $1,100          05/28/04             44,000

Serenity Now Investment Club
1322 S. Idalia Street, Aurora, CO 80017                               $0.025           $5,000          02/02/04            200,000

Sharokina Arsenus
1342 N. Brighton, Burbank, CA 91506                                   $0.025          $10,000          03/03/04            400,000

SINEX Inc.
4361 Noeline Avenue, Encino, CA 91436                                 $0.025          $15,000          05/14/04            600,000

Steve Shakespeare
13233 Fiji Way, Unit H, Marina Del Rey, CA 90292                      $0.025           $5,000          05/10/04            200,000

Steve Timmerman
1551 Berkeley Street, Apt. F, Santa Monica, CA 90404                  $0.025           $5,000          02/18/04            200,000

Steven R. Nessen
1310 Bruce Avenue, Glendale, CA 91202                                 $0.025           $5,000          02/23/04            200,000

Steven Van der Touw
Rusanova 2a, 1000 Zagreb, Croatia                                     $0.025           $1,000          08/05/03             40,000

Sunshine Anesthesia Pension-Profit Trust
39510 Paseo Padre Parkway #350, Fremont, CA 94538                     $0.025          $50,000          02/07/03          2,000,000

Terri R. Hartman
822 El Monte Street, Twin Falls, ID 83301                             $0.025           $5,000          02/23/04            200,000

The Corporate Advocate
9045 Haven Avenue, Suite #109, Rancho Cucamonga, CA 91730             $0.025           $2,000          01/13/04             80,000

Thomas Edward Blackburn
13133 Dewey Street, Los Angeles, CA 90066                             $0.025           $5,000          04/02/04            200,000

Thor Eric Lee
264 Larcom Street, Thousand Oaks, CA 91360                            $0.025           $5,000          07,02/04            200,000

Timothy F Garritty
725 9th Street, Hermosa Beach, CA 90254                               $0.025           $2,500          05/12/04            100,000

Timothy Kaiser
1935 Midwick Drive, Altadena, CA 91001                                $0.025           $5,000          04/14/04            200,000
                                                                      $0.025          $10,000          02/11/04            400,000

                                       63

Travis & Paula Dyhrkopp
14916 E. Mountain View Ct., Scottsdale, AZ 85268                      $0.025           $5,000          02/09/04            200,000

Trust of Frances Bush-Ruggeri
215 N. Buena Vista Street, Burbank, CA 91507                          $0.025           $5,000          08/06/03            200,000

TSB Energy LLC
1345 Greenwood Ave, Wilmette, IL 60091                                $0.025          $25,000             06/25          1,000,000

Vernon Christopher Steele
5504 Marlin Court, Discovery Bay, CA 94515                            $0.025           $5,000          04/19/04            200,000

Victoria Keller
2471 Trevino Way, Fairfield, CA 94534                                 $0.025           $5,000          04/20/04            200,000

W. Clauson & M. Schuchard Trustee's for Clauson Family
Trust...4.23.93
39510 Paseo Padre Parkway, #350
Fremont, CA 94538                                                     $0.025          $20,000          02/07/03            800,000
                                                                      $0.025          $10,000          06/16/04            400,000

Wendy Sue Jacobsen
26731 Schrey Place, Santa Clarita, CA 91351                           $0.025           $5,000          03/03/04            200,000

Wilfried A.E. Pieters
Heestenweg 35G, B-222 Itegem, Belgium                                 $0.025          $50,000          10/14/03          2,000,000

William H. Ayres, Jr.
12772 Winter Street, Moorpark, CA 93021                               $0.025          $10,000          11/07/03            400,000

Corporate Strategies, Inc.
5562 Calle Real, #115, Santa Barbara, CA 93117                       $0.0156          $50,000          06/30/02          3,200,000

William E. Beifuss Jr. & Alice Biefuss
9308 NE South Drive, Bainbridge Island, WA 98110                     $0.0156          $50,000          06/30/02          3,200,000

Total Shares

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.

3.1  Articles of Incorporation*

3.2  Articles of Amendment*

3.3  Bylaws*

10.1 Patent #6,754,297

23.1 Consent of Robert D. Farkas, Dated July 8, 2004

23.2 Consent of Auditor, Dated July 2, 2004

     * Incorporated by reference to Form 10SB Registration Statements filed 2002, file #000-50099

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements of filing on Form SB-2 and authorized this registration state-ment to be signed on its behalf by the undersigned, in the City of Burbank on July 9, 2004.


                                                IMAGING3, INC.



                                                By: /s/ Dean Janes
                                                    ----------------------------
                                                        Dean Janes, President